Exhibit 15.4

February 2, 2018

Citigroup Global Markets Inc.

HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC

Industrial and Commercial Bank of China Limited

JPMorgan Chase Bank, N.A.

Banco Santander, S.A.

Citibank, N.A.

HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC

Industrial and Commercial Bank of China Limited

JPMorgan Chase Bank, N.A.

Banco Santander, S.A.

Citibank, N.A.

as Administrative Agent

The branch of Citibank, N.A. established in the Republic of Argentina as Onshore Custody Agent

Re: Offer Telecom No. 1/2018

Dear Sirs,

Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), hereby irrevocably offers to (i) Citibank, N.A., HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, Industrial and Commercial Bank of China Limited, JPMorgan Chase Bank, N.A. and Banco Santander, S.A. (the “Lenders”), (ii) Citigroup Global Markets Inc., HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, Industrial and Commercial Bank of China Limited, JPMorgan Chase Bank, N.A. and Banco Santander, S.A. (the “Joint Bookrunners and Lead Arrangers”) (iii) Citibank, N.A., as administrative agent (the “Administrative Agent”) and (iv) the branch of Citibank, N.A. established in the Republic of Argentina as onshore custody agent (the “Onshore Custody Agent”, and collectively with the Borrower and the Lenders, the “Parties”, and each individually, a “Party”), to enter into a loan agreement in the form attached hereto as Annex I (including all exhibits and schedules thereto) (the “Offer”, and once accepted pursuant to the terms hereof, the “Agreement”).

This Offer shall be open for acceptance in writing by the Lenders, the Onshore Custody Agent and the Administrative Agent until February 2, 2018, unless extended in writing for an additional period of time by the Borrower (the “Expiration Date”); forthwith after the Expiration Date, this Offer shall automatically lose all force and effect.

Upon written acceptance of the Offer on or before the Expiration Date, the Agreement shall become in full force and effect subject to the terms and conditions set forth in Annex I as if the Parties had executed and delivered the same and shall be legally binding upon, and enforceable against, each and all of the Parties, and each and all of them shall become parties to the Agreement. The Agreement shall be deemed entered into as of the date of the acceptance of Lenders, the Onshore Custody Agent and Administrative Agent.

This Offer shall be governed by, and interpreted in accordance with, the law of the State of New York (without regard to conflicts of law principles other than sections 5-1401 and 5-1402 of the New York general obligations law).

We hereby agree that the delivery of the acceptance notice and service of all notices, writs, process and summons in any suit, action or proceeding brought in connection with this Offer may be made upon us by service to the address, and in the manner, set forth in Section 9.2 of Annex I hereto.

2

Sincerely,

TELECOM ARGENTINA S.A.

By:
Name:
Title:

[Signature Page to Loan Agreement Offer Letter]

U.S.$1,000,000,000

TERM LOAN AGREEMENT

among

TELECOM ARGENTINA S.A.,

as Borrower,

CITIBANK, N.A.,

as Administrative Agent,

THE BRANCH OF CITIBANK, N.A. ESTABLISHED IN THE REPUBLIC OF ARGENTINA,

as Onshore Custody Agent,

and THE LENDERS NAMED HEREIN,

as Lenders

CITIGROUP GLOBAL MARKETS INC.,

HSBC MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO HSBC,

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED,

JPMORGAN CHASE BANK, N.A.

and

BANCO SANTANDER, S.A.

as Joint Bookrunners and Lead Arrangers

i

ANNEX I

TERMS AND CONDITIONS OF THE AGREEMENT

v

SCHEDULES AND EXHIBITS

Schedule 2.1(a)	Commitments

Schedule 5.3(a)	Existing Security

Schedule 5.13	Transaction with Affiliates

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Selection Notice
Exhibit D	Form of Officer’s Certificate of the Borrower
Exhibit E	Form of Check
Exhibit F	Form of Legal Opinion of Errecondo, González & Funes, special Argentine counsel to the Borrower
Exhibit G	Form of Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to the Borrower

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders extend credit in the form of Loans (as defined below) on the Closing Date (as defined below), in an aggregate principal amount not in excess of $1,000,000,000.  The proceeds of the Loans are to be used to finance capital expenditures, working capital and other general corporate purposes and to pay the fees and expenses incurred in connection with the Loans. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual covenants and agreements set forth herein, upon acceptance by each Lender and the Administrative Agent of the Offer Telecom No.1/2018, the Parties hereto shall be bound by the following:

ARTICLE I

DEFINITIONS

Section 1.1                        Defined Terms.  As used in this Agreement, unless otherwise specified herein, the following terms shall have the following meanings:

“Administrative Agent”:  has the meaning set forth in the Offer.

“Administrative Agent’s Account”:  the following account (or any other account designated from time to time by the Administrative Agent by notice to the applicable Lenders and the Borrower):

Bank Name:                                                                Citibank, N.A.
ABA/Routing No.:                     021-00-0089
Account Name:                                           Agency Medium Term Finance

Account No.:                                                         36852248
Attention:                                                                              Global Loans/Agency

“Administrative Agent’s Questionnaire”: with respect to each Lender, an administrative questionnaire in a form supplied by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Administrative Agent’s Responsible Officer”:  any officer within the department of the Administrative Agent administering this matter, including any vice president, assistant vice president, senior associate, assistant secretary, assistant treasurer, trust officer or any other officer of the Administrative Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any such matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.

“Affiliate”:  with respect to any specified Person, any other Person that Controls, or is Controlled by or is under direct or indirect common Control with, such specified Person.

“AFIP”:  the Administración Federal de Ingresos Públicos of Argentina.

“Agency”:  as to a state, any agency, authority, central bank, department, government, legislature, minister, ministry, official or public or statutory Person (whether autonomous or not) of, or of the government of, such state.

“Agreement”:  has the meaning set forth in the Offer.

“Anti-Money Laundering Laws”:  any Requirement of Law related to money laundering or financing terrorism including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA Patriot Act”) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) and Argentina’s Anti-Money Laundering Law No. 25,246, as amended, and applicable Resolutions issued by the Argentine Financial Information Unit (Unidad de Información Financiera) (including but not limited to, Resolutions Nos. 229/2011, as amended, 4/2017, 30/2017).

“Applicable Law”: any applicable statute, treaty, law, regulation, ordinance, rule, judgment, code, rule of common law, order (including consent order), decree, approval (including any Governmental Approval), concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by) any Governmental Authority, in each case whether in effect as of the date hereof or hereafter.

“Applicable Margin”: with respect to the Loans, the rate per annum by reference to the following table:

Period	Applicable Margin (per cent. per annum)
For the period from and including the Borrowing Date to and excluding the date that is four (4) months after the Borrowing Date:	1.25
For the period from and including the date that is four (4) months after the Borrowing Date to and excluding the date that is six (6) months after the Borrowing Date:	1.50
For the period from and including the date that is six (6) months after the Borrowing Date to and excluding the date that is nine (9) months after the Borrowing Date:	1.75
For the period from and including the date that is nine (9) months after the Borrowing Date to the Maturity Date:	2.25

“Argentina”: the Republic of Argentina.

“Argentine Bankruptcy Law”: means the Argentine Bankruptcy law No. 24,522, as amended, supplemented or otherwise modified from time to time.

“Argentine Income Tax Act”: the Ley de Impuesto a las Ganancias, ordered text by Law No. 20,628, as amended and supplemented from time to time.

“Assets”: as to any Person at any time, any asset appearing on the statement of financial position of such Person.

“Assignee”: has the meaning set forth in Section 9.6(c).

“Assignment and Acceptance”:  an assignment and acceptance entered into by a Lender and an Assignee (with the consent of any party whose consent is required by Section 9.6(c)), and acknowledged by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent (at the direction of the Majority Lenders).

“Availability Period”: the period from and including the Closing Date to and including the date that is ninety (90) Business Days after the Closing Date.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Basel III”:  (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Basel Bank”: means a Foreign Bank organized under the laws of a country, the central bank or similar governmental authority of which has adopted the International Supervision Banking Standards established by the Basel Committee on Banking Regulations and Supervisory Practices.

“Bankruptcy Code”: means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Benefited Lender”: has the meaning set forth in Section 9.7(a).

“Borrower”: has the meaning set forth in the Offer.

“Borrowing”: the borrowing of a Loan on a Borrowing Date.

“Borrowing Date”: the Business Day specified in a Notice of Borrowing delivered by the Borrower requesting a Borrowing pursuant to Section 2.3 as the date on which the Borrower requests that the Lenders make the Loans requested as part of such Borrowing; provided that (a) all of the conditions precedent set forth in Section 3.1 shall have been satisfied or waived on or prior to the Borrowing Date and (b) the Borrowing Date shall occur during the Availability Period.

“Business Day”:

(a)                               a day other than a Saturday or a Sunday on which (i) commercial banks are open in New York City, Buenos Aires, Mexico City, Beijing and Madrid, and (ii) solely for purposes of determining the LIBO Rate, which is also a day where Dollar deposits may be dealt in on the London interbank market; and

(b)                              solely for purposes of providing a Notice of Borrowing to the Administrative Agent pursuant to Section 2.3, a day other than a Saturday or a Sunday on which commercial banks are open in New York City, Mexico City, Beijing and Madrid.

“Cablevision”:  Cablevisión S.A.

“Capital Lease Obligations”: of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under IFRS to be classified and accounted for as capital leases on a balance sheet of such Person; provided that any amounts due under operating leases that are required to be recognized on the statement of financial position of such Person shall be excluded. The amount of such obligations will be the capitalized amount thereof determined in accordance with IFRS.

“Central Bank”: Banco Central de la República de Argentina.

“Change of Control”: the failure of the Borrower to be Controlled by one or more of the Permitted Holders.

“Check”: has the meaning provided in Section 2.16.

“Check Account”: means account No. 00000158600 opened in Banco Santander Rio S.A., in the name of the Borrower.

“Chief Financial Officer”: of any Person means such Person’s chief financial officer or such other natural Person who is principally responsible for such Person’s financial matters.

“Closing Date”: the Business Day on which the Administrative Agent shall have received this Agreement duly executed and delivered by each Lender, the Administrative Agent and the Borrower.

“Code”: the United States Internal Revenue Code of 1986, as amended.

“Commitment”: as to any Lender, the obligation of such Lender to make a Loan to the Borrower hereunder in a principal amount equal to the amount set forth opposite such Lender’s name in the applicable column of Schedule 2.1(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent”: an approval, authorization, consent, exemption, filing, license, order, permission, recording or registration (and references to obtaining Consents shall be construed accordingly).

“Consolidated”: the consolidation of the financial statements of the Borrower and its Subsidiaries in accordance with IFRS.

“Consolidated Net Tangible Assets”: means, at any time, the total of all assets appearing on a consolidated balance sheet of the Borrower and its Subsidiaries, net of all applicable reserves and deductions, but excluding goodwill, trade names, trademarks, patents, unamortized debt discount and all other like intangible assets, less the aggregate of the current liabilities of the Borrower and its Subsidiaries appearing on such balance sheet as determined in accordance with IFRS.

“Contractual Obligation”: means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” or “Controlled”: with respect to any Person, the power (whether directly or indirectly and whether through the ownership of Voting Shares of such Person, by contract or otherwise) to appoint and/or remove all or a majority of the members of the board of directors or other governing body of such Person and to direct or cause the direction of the management of such Person.

“CRD IV”:  (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Debtor Relief Laws”: means the Bankruptcy Code, the Argentine Bankruptcy Law and all other liquidation, conservatorship, bankruptcy, concurso, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, restructuring, winding-up or composition or readjustment of debts or similar debtor relief Laws of the United States, Argentina or any other applicable jurisdictions from time to time in effect.

“Derivatives Obligations” of any Person:  all obligations of such Person in respect of any Hedge Agreement.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory is itself the subject of any Sanction (as of the date hereof, the Crimea region, Cuba, Iran, North Korea and Syria.

“Directive”:  any present or future directive, regulation, requirement or rule of any Agency of any relevant state or self-regulating organization (but, if not having the force of law, only if compliance with the Directive is in accordance with the general practice of the Person to whom the Directive is intended to apply).

“Dollars” and “$”:  refer to lawful money of the United States of America.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Means”: S.W.I.F.T., e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Administrative Agent, or another method or system specified by the Administrative Agent as available for use in connection with its services hereunder.

“Eligible Assignee” means any Person other than a natural person that is (i) a Lender or an Affiliate of any Lender or a funding vehicle established and managed (or the assets of which are serviced or managed) by a Lender or an Affiliate of any Lender, (ii) a Qualifying Bank, or (iii) an Affiliate of the Borrower.

“EU Bail-In Legislation Schedule”:  the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default”:  any of the events specified in ARTICLE VI.

“Exchange Rate”: means, for any day, the exchange rate for Pesos to Dollars published under the Central Bank’s Communication “A” 3500 for such day or, if on such day such rates are not quoted, at the last day on which such rates were offered preceding such day.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent or a Lender or required to be withheld or deducted from a payment to the Administrative Agent or a Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Administrative Agent or such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) Taxes attributable to the Administrative Agent or such Lender’s failure to comply with Section 2.12(f) or Section 2.12(g), (c) any withholding Taxes imposed under FATCA.

“Executive Order”:  U.S. Executive Order No. 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“FATCA” means

(a)                               Sections 1471 through 1474 of the Code (or any amended or successor version) and any current or future regulations or official interpretations thereof,;

(b)                              any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

any agreement, fiscal or regulatory legislation, rules or practices adopted pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the U.S. Internal Revenue Service, the government of the United States or any governmental or taxation authority in any other jurisdiction.

“FCPA”:  the Foreign Corrupt Practices Act of 1977, and the rules and regulations thereunder.

“Federal Funds Rate”: for any period, a fluctuating interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the U.S. Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters”: (a) that certain offer of Fee Letter delivered by the Joint Bookrunners and Lead Arrangers to the Borrower and accepted pursuant to the acceptance letter in respect thereof delivered by the Borrower to the Joint Bookrunners and Lead Arrangers, each dated as of the date hereof, and (b) that certain offer of Fee Letter delivered by the Administrative Agent to the Borrower and accepted pursuant to the acceptance letter in respect thereof delivered by the Borrower to the Administrative Agent, each dated as of the date hereof.

“Financial Crime”:  means money laundering, terrorist financing, bribery, cohecho, corruption, tax evasion, fraud, evasion of economic or trade sanctions, and/or violations, or attempts to circumvent or violate any Anti-Money Laundering Laws or Applicable Laws relating to these matters.

“Foreign Bank”: means a Lender that makes and maintains its Loan through a Lending Office located outside Argentina.

“Foreign Exchange Regulations”: any foreign exchange regulation issued by the Argentine Congress, the Executive Branch of the Argentine government, the Argentine Ministry of Treasury, the Argentine Ministry of Finances, the Central Bank or any other applicable Argentine Governmental Authority related to payments in foreign currency, the dealings in foreign exchange and the import and export of currency, currency control and/or foreign indebtedness and, in each case, applicable to the Loan Documents.

“Governmental Approval”: any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing, or registration from, by or with any Governmental Authority.

“Governmental Authority”: any branch of power (whether executive, legislative or judicial) of any state, nation, government, supranational entity (e.g., the European Union), any provincial or other political subdivision thereof and any agency, authority, court, regulatory body, self-regulating entity or other entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including any central bank.

“Group”:  at any particular time, the Borrower and all its Consolidated Subsidiaries (and “member of the Group” shall be construed accordingly).

“Guarantee”:  a guarantee and any other obligation (whatever called), direct or indirect, contingent or otherwise, of any Person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of Assets or services, or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any Indebtedness of any other Person (and “guaranteed” and “guarantor” shall be construed accordingly); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hedge Agreement”:  any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, futures or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“IFRS”:  the International Financial Reporting Standards in effect from time to time.

“Indebtedness” of any Person:  (a) all indebtedness of such Person for or in connection with money borrowed or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) all obligations of such Person evidenced by bonds (other than insurance, surety, appeal or performance bonds), debentures, notes or other similar instruments, (c) all Capital Lease Obligations of such Person, (d) all Derivatives Obligations of such Person to the extent required to be reflected on the statement of financial position of such Person (the amount of which at any time shall be deemed to be equal to the net termination value, if any, that would be owing by such Person at such time upon close-out or termination at such time, giving effect to enforceable netting arrangements with respect thereto), (e) all Guarantees of such Person in respect of all indebtedness of the type described in clauses (a) trough (d) above (which amount of Indebtedness for purpose of this clause shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of the Indebtedness so secured and (y) the stated maximum amount (if any) of such Guarantee) and (f) all indebtedness of other Persons referred to in clause (a) or clause (b) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Security on Assets of such Person.

“Indemnified Liabilities”:  has the meaning set forth in Section 9.5.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Borrowing Date”:  the date occurring on or after the Closing Date, in any event within the Availability Period, on which the initial Borrowing of Loans occurs.

“Instructions”:  has the meaning set forth in Section 9.2.

“Interest Period”:  with respect to each Loan, the period commencing on the Borrowing Date and ending three or six months thereafter, at the election of the Borrower pursuant to the applicable Notice of Borrowing, and thereafter, each period commencing on the last day of the preceding Interest Period and ending one, three or six months thereafter, at the election of the Borrower pursuant to a Selection Notice; provided that, in each case, the foregoing provision relating to Interest Periods is subject to the following:  (a) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; (b) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such Business Day falls into another calendar month, in which case such Interest Period shall end on the next preceding Business Day, and such extension or reduction of time shall in such cases be included in the computation of payment of interest; and (c) if any Interest Period commences on the last day in a calendar month, such Interest Period shall end on the last Business Day in the month that is three months, as the case may be, after the month in which such Interest Period commences.

“Investment”: with respect to any Person, any direct or indirect advance, loan (other than advances to customers or suppliers in the ordinary course of business that are recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the applicable lender) or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of capital stock, Indebtedness or other similar instruments issued by, such Person.

“Joint Bookrunners and Lead Arrangers”:  Citigroup Global Markets Inc., HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, Industrial and Commercial Bank of China Limited, JPMorgan Chase Bank, N.A. and Banco Santander, S.A.

“Lender”:  each of the Persons that shall hold Loans in the aggregate principal amounts set forth opposite such Person’s name in the applicable column of Schedule 2.1(a), including any Person that shall have purchased a Loan and become a party hereto pursuant to an Assignment and Acceptance, other than any Lender or any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lending Office”:  with respect to any Lender, the office or affiliate or subsidiary of such Lender designated as such in such Lender’s Administrative Agent Questionnaire or such other office or affiliate or subsidiary as to which such Lender may from time to time notify, in writing, the Administrative Agent and the Borrower.

“LIBO Rate”:  with respect to each day during each Interest Period pertaining to a Loan, the rate of interest per annum equal to the London Interbank Offered Rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) displayed on pages “LIBOR01” or “LIBOR02” of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters (in each case, the “Screen Rate”), for deposits in dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period with a term equivalent to such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  If, for any reason, the LIBO Rate cannot be determined as described above on the second Business Day prior to the first day of such Interest Period, the London Interbank Offered Rate for such Interest Period shall be the rate determined by the Reference Banks (provided that the Administrative Agent shall maintain as confidential the individual rate provided to the Administrative Agent by each such Reference Bank) to be the average offered quotation rate by major banks in the London interbank market for dollar deposits for such Interest Period so long as such quotation rates are available to the Reference Banks for two or more such banks, in each case as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Loan”:  the loans by the Lenders to the Borrower under ARTICLE II.

“Loan Documents”:  this Agreement, the Checks and the Fee Letters.

“Majority Lenders”:  at any time, Lenders having Commitments representing at least 51% of the aggregate Commitments hereunder or Lenders holdings at least 51% of the then aggregate unpaid principal amount of the Loans owing to the Lenders hereunder.

“Material Adverse Effect”:  a material adverse effect on (a) the business, condition (financial or otherwise), operations, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the Borrower’s ability to perform its obligations under this Agreement or any other Loan Document or (c) the rights and remedies of the Lenders or the Administrative Agent under this Agreement or any other Loan Document; provided that, for the avoidance of doubt, no Material Adverse Effect under Section 6.1(j) of this Agreement shall result from the failure by Borrower to obtain the pending approval of the Comisión Nacional de Defensa de la Competencia (CNDC) and the registration before the Inspección General de Justicia in connection with the Mergers.

“Maturity Date”:  the date that is twelve months after the Closing Date; provided that, if such date is not a Business Day, the Maturity Date shall be the immediately succeeding Business Day unless such Business Day falls into another calendar month, in which case the Maturity Date shall be the immediately preceding Business Day.

“Mergers”:  the Telecom Internal Merger and the Telecom/CV Merger.

“Net Available Proceeds”:  with respect to any Qualified Transaction, the gross proceeds from such Qualified Transaction, net of (i) underwriting discounts and commissions, (ii) provisions for taxes as a result of such Qualified Transaction (if any), and (iii) other costs and expenses associated therewith, including legal and accountants’ fees and expenses.

“Nortel”: Nortel Inversora S.A.

“Notice of Borrowing”:  has the meaning set forth in Section 2.3.

“OFAC”:  the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC List”:  means any list of Restricted Parties issued by Executive Order or any similar list issued by OFAC including, without limitation, the Specially Designated Nationals and blocked persons list maintained by OFAC.

“Original Currency”:  has the meaning set forth in Section 9.19.

“Other Connection Taxes”: means, with respect to the Administrative Agent or a Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from an Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Currency”:  has the meaning set forth in Section 9.19.

“Other Taxes”:  all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an Assignment and Acceptance (other than an assignment made pursuant to Section 2.14).

“Participants”:  has the meaning set forth in Section 9.6(b).

“Pesos”:  the lawful currency of Argentina.

“Permitted Holders”:  (a) Cablevisión Holding S.A., Fintech Advisory, Inc., Fintech Telecom LLC and any of their respective successors and Affiliates, any limited partnership of which any of them or their successors or Affiliates is the general partner and any investment fund controlled or managed by any of them or their successors or Affiliates, and (b) any of (i) Hector Horacio Magnetto, José Antonio Aranda, Lucio Rafael Pagliaro, (ii) the heirs of each of Ernestina Laura Herrera de Noble, Héctor Horacio Magnetto, José Antonio Aranda, Lucio Rafael Pagliaro, (iii) any Privileged Relatives of any of the individuals set forth in subclauses (b)(i) and (b)(ii) of this definition, (iv) any trust the beneficiaries of which are any of the individuals set forth in subclauses (b)(i) and (b)(ii) of this definition and/or any Privileged Relatives of any of such noted individuals, and (v) any Person (other than an individual) directly or indirectly majority owned and controlled by one or more individuals set forth in subclauses (b)(i) and (b)(ii) of this definition and/or any Privileged Relatives of any Permitted Holder or any one or more trustees of any trust set forth in clause (b)(iv) of this definition acting in such capacity.

“Person”:  any individual, company, corporation, firm, partnership, limited liability company, joint venture, association, organization, trust, state or Agency of a state (in such case, whether or not having separate legal personality).

“Potential Event of Default”:  any event or circumstance that, if it continued after the giving of any notice, the expiry of any grace period and/or (as the case may be) the making of any determination by the Majority Lenders, would become an Event of Default.

“Prepayment Event”:  means any of the events described in Section 2.6.

“Principal Subsidiary”:  each Subsidiary that is a “significant subsidiary” as such term is defined in Regulation S-X of the U.S. Securities and Exchange Commission.

“Privileged Relative”: means, in relation to an individual, his or her spouse and any relative of such individual with a common ancestor up to the fourth degree (including adopted children who have been adopted during their minority and step-children who have acquired that relationship with such individual or with any such relative during their minority) and any spouse of any such relative.

“Pro-forma Financial Statements”:  Nortel’s unaudited pro forma consolidated statement of financial position as of June 30, 2017 and Nortel’s unaudited pro forma consolidated statement of income for the six-month period ended June 30, 2017; and Nortel’s unaudited pro forma consolidated income statement for the year ended December 31, 2016, in each case reflecting the Telecom/CV Merger, together with notes thereto, as submitted by Nortel on Form 6-K to the SEC on September 11, 2017.

“Process Agent”:  has the meaning set forth in Section 9.12(c).

“Qualified Transaction”:  any (i) bilateral or syndicated bank financing in excess of $500,000,000, or (ii) underwritten offering or private placement of any non-Peso denominated debt securities of the Borrower governed by a law other than the laws of Argentina with a tenor of at least three years.

“Qualifying Bank”:  a bank that is entitled to the reduced rate of withholding tax set forth in Section 93(c)(1) of the Argentine Income Tax Act (which currently is 15.05%), as certified by the applicable assigning Lender pursuant to an assignment in accordance with Section 9.6(c).

“Reference Banks”: two or more of the four major banks in the London interbank market reasonably selected as such by the Administrative Agent (as directed by the Majority Lenders).

“Refinancing”: means with respect to any Indebtedness, the refinancing, renewal, extension, replacement, defeasance or refunding thereof; provided, that (a) any such Refinancing is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, and (b) such Refinancing has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced.

“Register”: has the meaning set forth in Section 9.6(d).

“Repayment Date”: has the meaning set forth in Section 2.1(c).

“Requirement of Law”:  as to any Person, the organizational or governing documents of such Person, and any law, treaty, rule or regulation or Directive or determination of an arbitrator or a court or other Agency, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Party”:  means, a Person that is (a) designated on any Sanctions List, directly or by operation of law, or (b) to the knowledge of the Borrower, otherwise a Person with whom dealings are restricted or prohibited by any Sanctions, including by reason of any direct or indirect relationship of ownership or control with a person described in (a).

“Sanction”:  any international economic sanction administered or enforced by any of the Sanctions Authorities.

“Sanctions Authority”:  means (i) the United States of America, (ii) the United Nations, (iii) the European Union, (iv) the United Kingdom and the member states of the European Union, (v) Mexico, and (vi) the respective Governmental Authorities of any of the foregoing, including without limitation, OFAC, the United States of America Department of State and the British Treasury.

“Sanctions List”:  means the OFAC List, and any similar list maintained by, or public announcement of Sanctions designation made by any Sanction Authority.

“SEC”:  the Securities and Exchange Commission.

“Security”:  any mortgage, pledge, lien, hypothecation, security interest or other charge or encumbrance (and “secured” shall be construed accordingly).

“Selection Notice”: means a notice substantially in the form set out in Exhibit C given in accordance with Section 2.3(b).

“Solvent”:  with respect to any Person on a particular date, means that (a) the fair value of the Assets of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities (including contingent liabilities) of such Person and its Subsidiaries on a consolidated basis, (b) the present fair saleable value of the Assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on their respective debts as determined on a consolidated basis as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in a business and is not about to engage in a business for which such Person’s Assets would constitute an unreasonably small capital.

“Subsidiary”:  with respect to a Person at any particular time, any Person that is then directly or indirectly Controlled, or more than 50% of the Voting Shares of such Person is then beneficially owned, by such first Person and/or one or more of such first Person’s Subsidiaries.

“Taxes”: means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding and value-added tax), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Telecom Internal Merger”:  the merger process between the Borrower, Sofora Telecomunicaciones S.A., Nortel Inversora S.A. and Telecom Personal, and any step or action thereunder or related thereto.

“Telecom/CV Merger”:  the merger process between the Borrower and Cablevisión, and any step or action thereunder or related thereto.

“Transferee”:  has the meaning set forth in Section 9.6(f).

“USA Patriot Act”:  has the meaning set forth in the definition of Anti-Money Laundering Laws.

“Voting Shares”:  at any time, as to any Person, the outstanding securities of such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person.

“Winding-up”:  as to a Person, any involuntary case or proceeding under any Debtor Relief Laws against such Person seeking the assignment for the benefit of creditors, bankruptcy, winding-up, dissolution, liquidation, reorganization, receivership or conservatorship, or any other similar procedure under such Debtor Relief Laws (and “Wind-up” shall be construed accordingly).

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2                        Other Definitional Provisions.

(a)                               Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the applicable other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                              As used herein and in the applicable other Loan Documents and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined in Section 1.1, shall have the respective meanings given to them under IFRS.

(c)                               The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by (depending on the context) the phrase “but not limited to” or “without limitation”.

(d)                             The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)                               Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any person shall be construed to include such person’s successors and permitted assigns, and (iii)  any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.3                        Accounting Terms.

(a)                               All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.1, except as otherwise specifically prescribed herein.

(b)                              If at any time any change in IFRS would affect the computation of any requirement set forth in any Loan Document, and either that the Borrower or the Lenders shall so request, the Borrower and the Majority Lenders shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in IFRS.

ARTICLE II

AMOUNT AND TERMS OF LOANS

Section 2.1                        Amount and Terms of Loans.

(a)                               Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make the Loans to the Borrower in Dollars in a principal amount up to the amount of such Lender’s Commitment with respect to a Loan as set forth opposite such Lender’s name in the applicable column of Schedule 2.1(a) and, as to all Lenders, up to $1,000,000,000 in the aggregate.  Amounts of any Loan that are repaid or prepaid may not be reborrowed.  During the Availability Period, the Borrower shall be entitled to make not more than two (2) Borrowings hereunder.  The Lenders’ Commitments shall terminate immediately and without further action upon the earlier of (i) the occurrence of the last Borrowing Date and (ii) the expiration of the Availability Period.

(b)                              On and as of each Borrowing Date, after giving effect to the making of the Loans on such Borrowing Date, each Lender shall hold a Loan in an equivalent principal amount and in all cases not more than the aggregate principal amount up to the aggregate principal amount set forth opposite such Lender’s name in the applicable column of Schedule 2.1(a).

(c)                               Unless the Administrative Agent shall have received notice from a Lender prior to a Borrowing Date that such Lender will not make available to the Administrative Agent the amount of such Lender’s Commitment with respect to the Loans, the Administrative Agent may assume that such Lender has made the amount of its Commitment with respect to the Loans available to the Administrative Agent on such Borrowing Date in accordance with Section 2.1(a) and on such date the Administrative Agent may (but shall be under no obligation to), in reliance upon such assumption, make available to the Borrower an amount that corresponds to such Lender’s Loan.  If and to the extent that such Lender shall not have made the amount of its Commitment with respect to the Loans available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from such Borrowing Date until the date such amount is repaid to the Administrative Agent (the “Repayment Date”), at the Federal Funds Rate (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be).  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan for purposes of this Agreement.  If such Lender does not make such corresponding amount available to the Administrative Agent within four (4) Business Days of such Borrowing Date, the Administrative Agent shall be entitled to receive from the Borrower all amounts corresponding to such Lender’s Loan that such Lender did not repay to the Administrative Agent together with interest thereon, for each day from such Borrowing Date until the Repayment Date, at the interest rate applicable at the time to such Loan.  Nothing in this Section 2.1(c) shall be deemed to relieve any Lender of its obligation to make a Loan under this Agreement or prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make a Loan under this Agreement.

(d)                             The Lenders shall be under no obligation to make available any loan or extend credit in any other form to the Borrower, except as expressly contemplated herein.

Section 2.2                        Repayment of Loans; Evidence of Debt.

(a)                               The Borrower agrees to repay to the Administrative Agent for the account of each Lender the full principal amount of the Loan of such Lender on the Maturity Date.  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the Borrowing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.7.

(b)                              Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from the Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)                               Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall be under no obligation to), in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to such Lender.  If and to the extent the Borrower shall not have made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be).

(d)                             Subject to Section 2.5 and Section 2.6, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.

Section 2.3                        Procedure for each Borrowing Date.

(a)                               When the Borrower desires the Lenders to make the Loans to it pursuant to Section 2.1(a), the Borrower shall provide the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 p.m. (New York City time) five (5) Business Days prior to a Borrowing Date) specifying the amount of Loans to be borrowed (which shall be equal to or less than the aggregate amount of the Commitments with respect to the Loans), the Borrowing Date (which shall be a Business Day), substantially in the form of Exhibit B (the “Notice of Borrowing”).  On the Business Day that the Notice of Borrowing is provided by the Borrower, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender will make the amount of its pro rata share of the Commitments available to the Administrative Agent by wire transfer of immediately available funds by 10:00 a.m. (New York City time) on such Borrowing Date, to the Administrative Agent’s Account.  The proceeds of such Commitments will then be made available to the Borrower by the Administrative Agent on the Borrowing Date by wire transfer, in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower, subject to the conditions set forth in ARTICLE III.

(b)                              Interest Periods.

(i)                                  The Borrower may select an Interest Period for the Loans in the Notice of Borrowing for that Loan or (if the Loan has already been disbursed) in a Selection Notice.

(ii)                              Each Selection Notice for the Loans is irrevocable, unconditional and must be delivered to the Administrative Agent by the Borrower not later than two (2) Business Days prior to the first day of the relevant Interest Period, except in the case it is included in the Borrowing Notice.

(iii)                          If the Borrower fails to deliver a Selection Notice to the Administrative Agent in accordance with paragraph (ii) above, the relevant Interest Period will be three month.

Section 2.4                        Fees.

(a)                               Duration Fee.  The Borrower shall pay to the Administrative Agent for the account of the Lenders pro rata to their Loans a fee computed at the rate of 0.20 per cent. of the outstanding principal amounts of the Loans on the date that is seven (7) months after the Initial Borrowing Date; provided, however, that, for the avoidance of doubt, that this fee shall only be earned on such date and Borrower shall have no obligation to pay such fee or any portion thereof with respect to any principal amount of the Loan repaid or prepaid on or prior to such date.

(b)                              Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders pro rata to their Commitments a fee computed at the rate of 33 per cent. of the Applicable Margin per annum then in effect calculated on the average of the daily difference during the Availability Period between (1) the Commitments and (2) the aggregate principal amount of all outstanding Loans (the “Commitment Fee”). The accrued Commitment Fee shall be payable on the last day of each successive period of one month which ends during the Availability Period, on the last day of the Availability Period and, if such Commitments are cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time such cancellation is effective.

(c)                               Other Fees. The Borrower shall pay to the Administrative Agent for the account of the other Persons entitled thereto the relevant fees separately agreed to with the Borrower in writing pursuant to the Fee Letters.

Section 2.5                        Optional Prepayments.  The Borrower may, from time to time, prepay the Loans, in whole or in part, without premium or penalty, but without prejudice to Section 2.13, upon at least five (5) Business Days’ notice to the Administrative Agent, specifying the date and amount of prepayment, provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering (other than a Qualified Transaction, which shall be subject to Section 2.6(a), in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments shall be in a minimum aggregate principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

Section 2.6                        Mandatory Prepayments.

(a)                               Qualified Transaction.  No later than one Business Day following the receipt by the Borrower of any Net Available Proceeds from any Qualified Transaction, the Borrower shall prepay the Loans, all unpaid accrued interest thereon and any other sum then payable under this Agreement and any other Loan Document in an amount equal to 100% of such Net Available Proceeds.

(b)                              Change of Control.  Upon the occurrence of a Change of Control, the Borrower shall notify the Administrative Agent as soon as possible before, and in any event promptly upon, the occurrence of such an event.  Upon receipt of notice of a Change of Control, the Administrative Agent shall promptly provide a copy of such notice to the Lenders. Each Lender shall promptly notify the Administrative Agent if it intends to cancel its Commitment, and upon receipt of notice from any Lender that it intends to cancel its Commitments, the Administrative Agent shall by not less than five (5) Business Days prior notice to the Borrower, declare such Lender’s Loan, all unpaid accrued interest thereon and any other sum then payable under this Agreement and any other Loan Document in relation to such Lender’s Loan to be immediately due and payable, whereupon they shall become so due and payable on that date.

(c)                               If the Borrower is required to make a prepayment of Loans in accordance with Section 2.6(a), it shall give the Administrative Agent notice of the occurrence of any event described in Section 2.6(a), as applicable, not later than 11:00 a.m. (New York City time) no later than three (3) Business Days prior to the date of expected receipt of the Net Available Proceeds.  Each such notice shall specify the date and the amount that is subject to prepayment.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and, if applicable of the amount of Net Available Proceeds.  The prepayments required in clauses

(a) and (b) of this Section 2.6 shall be due and payable on the date set forth in each such clause.  Each prepayment shall be accompanied by all accrued interest on the amount prepaid and any amounts owing under Section 2.13, if any.  Any amounts prepaid pursuant to this Section 2.6(a) and (b) may not be reborrowed.  Each prepayment of the outstanding Loans pursuant to Section 2.6(a) shall be paid to the Lenders in accordance with their respective pro rata share of the Commitments.

Section 2.7                        Interest Rates and Payment Dates.  The Borrower agrees to pay interest on the unpaid principal amount of the Loans as follows.

(a)                               The Loans shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBO Rate determined for such Interest Period plus the Applicable Margin, computed on the basis of a 360-day year, and paid for the actual number of days elapsed.

(b)                              If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect (or most-recently in effect, as the case may be) for such Loan plus the Applicable Margin plus 2.0% per annum, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(c)                               Interest on each Loan shall be payable in arrears on the last day of each Interest Period with respect thereto; provided that interest accruing on overdue amounts shall be payable from time to time on demand.  The Administrative Agent shall as soon as practicable prior to the end of the then effective Interest Period notify the Borrower and the Lenders of each determination of a LIBO Rate for each Interest Period.  Each determination of an interest rate by the Administrative Agent made in accordance with this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  Interest for each Interest Period shall accrue from and including the first day of such Interest Period to but excluding the last day of such Interest Period.

Section 2.8                        Change in Conditions

(a)                               If in relation to any Interest Period:

(i)                                  for any reason, the LIBO Rate cannot be determined as described in the definition of LIBO Rate; or

(ii)                              the Administrative Agent is notified by the Majority Lenders that they are unable to obtain matching deposits in the London Interbank Market at or about 11:00 a.m. on the rate fixing day for that Interest Period in sufficient amounts to fund their respective shares of the Loans during that Interest Period, then

(b)                              the Administrative Agent shall promptly notify the Borrower and the Lenders, and the following provisions shall apply:

(i)                                  if any Loan was to have been made at the beginning of such Interest Period, it shall not be made unless and until an alternative basis for calculating interest has been agreed upon pursuant to this Section 2.8(b);

(ii)                              if any Loan was to be maintained during such Interest Period, the interest rate for such Interest Period shall be calculated using the alternative basis agreed upon pursuant to this Section 2.8(b);

(iii)                          the Lenders shall then negotiate in good faith with the Borrower with a view to agreeing upon an alternative basis for calculating the interest payable on and/or for maintaining and/or funding the Loans in that Interest Period, and

(1)                              any alternative basis agreed in writing by the Majority Lenders and the Borrower (with written notice to the Administrative Agent) within thirty (30) days of the Administrative Agent’s notification to the Borrower and the Lenders of the event in question shall take effect in accordance with its terms; or

(2)                              if an alternative basis is not so agreed, then the unpaid principal amount of the Loans shall become due and payable on the date that is five (5) Business Days following the last day of such thirty (30) day period together with all interest thereon and all other amounts payable hereunder;

(iv)                          each Lender’s Loan (provided that the Lenders treat the Borrower the same as all borrowers in similar circumstances under comparable provisions of other credit facilities) shall, during that Interest Period, bear interest at the rate per annum equal to the sum of (1) the Applicable Margin and (2) the cost to it (expressed as a percentage rate per annum) of funding its Loan during that Interest Period by whatever means it determines in good faith to be appropriate; and

(v)                              each Lender shall certify such cost to the Borrower no later than one Business Day after the end of that thirty (30) day period.

Section 2.9                        Pro Rata Treatment and Payments.  Except as otherwise provided in Section 2.14(b), each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be allocated pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon (New York City time) on the due date therefor to the Administrative Agent by wire transfer in immediately available funds, for the account of the Lenders, to the Administrative Agent’s Account.  The Administrative Agent shall distribute the applicable portion of such payment to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (unless, in the case of any payment of principal of or interest on the Loan, the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day), and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Section 2.10                Illegality.  If at any time any Lender determines in good faith that, as a result of the adoption of, or any change in, any Requirement of Law occurring after the date of this Agreement, it has become unlawful for it to make, fund or allow to remain outstanding all or part of its Loan, then such Lender shall promptly give written notice to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender).  If the Administrative Agent receives a notice from any Lender pursuant to the preceding sentence, the commitment of such Lender hereunder to make or continue such Loan shall forthwith be cancelled and the Borrower shall prepay such Loan on the last day of the then current Interest Period or on such earlier date (if any) as such Lender shall certify to be necessary to comply with the relevant Requirement of Law with accrued interest thereon and any other sum then due to such Lender under Section 2.13 or any other provision of this Agreement (unless actions taken pursuant to Section 2.14 shall make such prepayment unnecessary).

Section 2.11                Increased Costs.  If the Administrative Agent or any Lender determines in good faith that, as a result of (i) the introduction or implementation of, any change in, or any change in the interpretation or application of or compliance with, any Requirement of Law occurring after the date of this Agreement (and, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or non-U.S. regulatory authorities, in each case pursuant to Basel III or CRD IV, or any law or norm implementing, applying or interpreting Basel III or CRD IV, are deemed to have gone into effect and been adopted after the date of this Agreement) or (ii) compliance by it with any future Directive:

(a)                               there is imposed, modified or deemed applicable any reserve (including any mandatory deposits to be made with the Central Bank in connection with the Loan Documents, and any costs associated with any other requirements of the Central Bank), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; and/or

(b)                              any Lender becomes subject to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and/or

(c)                               there is imposed on any Lender or the London interbank Eurodollar market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other recipient hereunder (whether of principal, interest or any other amount), then the Borrower shall, within forty-five (45) days after demand therefor and receipt of the certificate provided for in this Section 2.11, indemnify the Administrative Agent or such Lender against such cost, reduction, payment or forgone interest or other amount and, accordingly, shall pay to the Administrative Agent or such Lender the amount certified by it to be necessary so to indemnify it, such certificate to set out in reasonable detail the basis for the determination of such amount, unless actions taken pursuant to Section 2.14 shall make such payment unnecessary; provided, however, that the Borrower shall not be required to pay any amount with respect to any such cost, reduction, payment or forgone interest or other amount to the extent the Administrative Agent or such Lender has not provided notice and the certificate provided for in this Section 2.11 to the Borrower within ninety (90) days after the date that the Administrative Agent or such Lender becomes aware of the occurrence of such event or circumstance giving rise to such amount.  If the Administrative Agent or any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.11, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled; provided that the failure by the Administrative Agent or such Lender to provide such notice to the Borrower shall not affect the Administrative Agent or such Lender’s entitlement to claim such additional amounts, but only to the extent that such Lender timely delivers to the Borrower the certificate provided for in this Section 2.11.  A certificate as to any additional amounts payable pursuant to this Section 2.11 showing calculations of such amounts in reasonable detail submitted by the Administrative Agent or such Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The covenants in this Section 2.11 shall survive the termination of this Agreement and all other amounts payable hereunder.

Notwithstanding the foregoing, no Lender shall demand compensation for any increased costs or reduction pursuant to this Section 2.11 in connection with the introduction of, any change in, or any change in the interpretation or application of, any Requirement of Law related to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith or (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or non-U.S. regulatory authorities, in each case pursuant to Basel III, unless such Lender certifies to the Borrower that it is demanding compensation for increased costs or reduction in connection with the introduction of, the same change in, or the same change in the interpretation or application of, such Requirement of Law from other borrowers under provisions of other credit agreements which permit such Lender to demand such compensation.

Section 2.12                Taxes.

(a)                               Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.9, free and clear of and without deduction for any Tax (except to the extent required by law).  If the Borrower or the Administrative Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder, (i) if and to the extent such Tax is an Indemnified Tax, the sum payable shall be increased by the Borrower as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law; provided, however, that the Borrower shall not be obligated to pay any additional amount for or on account of any Tax required to be deducted or withheld on behalf of any Lender or the Administrative Agent to the extent it exceeds the amount of any deduction, withholding or payment that would apply to such Lender if it were a Basel Bank and otherwise met the requirements of Section 93 paragraph (c) of the Argentine Income Tax Law, even if such Lender’s assignor was entitled to receive payments under the Loan Documents subject to a lower rate of withholding or deduction.

(b)                              In addition, the Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with Applicable Law. The Borrower shall, if requested by the Administrative Agent, deliver to the Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to the Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(c)                               The Borrower shall indemnify each Lender and the Administrative Agent for and hold each of them harmless against the full amount of Indemnified Taxes and Other Taxes that the Borrower is required to pay pursuant to this Section 2.12 imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any reasonable expenses arising therefrom or with respect thereto.  This indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d)                             Each Lender shall severally indemnify the Administrative Agent, upon demand therefor, against (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to any Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)                               Within forty-five (45) days after the date of any payment of Indemnified Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing such payment.

(f)                                Each Lender shall upon written request by the Borrower or the Administrative Agent provide the Borrower and the Administrative Agent, on a timely basis, with two copies of any form, document or other certification, appropriately completed, necessary for such Lender to be exempt from, or entitled to a reduced rate of, Taxes on payments pursuant to this Agreement; provided that no Lender shall have any obligation to provide such form, document or other certification if, in the reasonable judgment of such Lender, the provision of such form, document or other certification would contravene any Applicable Law or would require such Lender to disclose any confidential information or would impose a material regulatory burden or material cost on such Lender that is not reimbursed by the Borrower.  To the extent that any such form, document or certification becomes obsolete, a Lender shall upon written request by the Borrower or the Administrative Agent (subject to the proviso above) provide an updated or successor form, document or certification to the Borrower and the Administrative Agent.

(g)                              If any payment made to a Lender hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Notwithstanding anything herein to the contrary, the Borrower hereby agrees that the Administrative Agent shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with FATCA for which the Administrative Agent shall not have liability.  The Borrower agrees to indemnify and hold harmless the Administrative Agent for any losses it may suffer due to actions it takes to comply with FATCA.

(h)                              Each party’s obligations under this Section 2.12 shall survive the termination of this Agreement and the resignation or removal of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.13                Breakage Indemnity.  Within five (5) Business Days after the written request of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall indemnify each Lender and hold each Lender harmless from any loss or expense in connection with the liquidation or re-employment of such funds (including reasonable and documented administrative expenses, but excluding loss of margin over the LIBO Rate for the remainder of the relevant Interest Period or other loss of anticipated profits) that such Lender may sustain or incur as a consequence of (a) the Borrower’s failure to borrow hereunder for any reason (other than a default by any Lender) on the date specified in the Notice of Borrowing delivered pursuant to Section 2.3, (b) default by the Borrower in making any prepayment after the Borrower has given notice thereof in accordance with this Agreement, (c) the making of a prepayment of any Loan on a day that is not the last day of an Interest Period, (d) default by the Borrower in payment when due of the principal of or interest on any Loan or (e) the failure of a condition precedent referred to in ARTICLE III to be satisfied or waived after the Borrower has given the Notice of Borrowing pursuant to Section 2.3.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.14                Mitigation; Prepayment.

(a)                               If any circumstances arise which result, or would on the giving of notice (or the like) result, in the Borrower having to make a payment to or for the account of the Administrative Agent or any Lender under Section 2.10, Section 2.11 or Section 2.12 (excluding Other Taxes), then without in any way limiting, reducing or otherwise qualifying any of the obligations of the Borrower under Section 2.10, Section 2.11 and Section 2.12:

(i)                                  as promptly as practicable after an officer of the Administrative Agent or an officer of such Lender with responsibility for its participation in this Agreement becomes aware of the relevant circumstances and their results, such Lender shall notify the Borrower and the Administrative Agent; and

(ii)                              in consultation with the Borrower and the Administrative Agent, such Lender shall take such steps as it determines are reasonably available to it and are acceptable to the Borrower and the Administrative Agent to mitigate the effect of those circumstances (such as changing its Lending Office, and/or assigning some or all of its rights or obligations under this Agreement at par to another Person acceptable to the Borrower and the Administrative Agent and willing to take that assignment), if such Lender can do so without material cost or expense to such Lender;

provided that no Lender shall be obliged to take any such steps that in its sole opinion, arrived at in good faith, would or might have an adverse effect on that Lender.

(b)                              If (i) the Borrower becomes obliged to pay any Taxes for the account of any Lender under Section 2.12 (excluding Other Taxes) or any amount under Section 2.11 and (ii) the Borrower gives to such Lender not less than fourteen (14) days’ notice of the date of prepayment, the Borrower may prepay all (but not part only) of such Lender’s Loan without premium or penalty at any time.  Any such prepayment must be accompanied by accrued interest on such Loan and by any other sum then due to such Lender under Section 2.13 or any other provision of this Agreement.

(c)                               Notwithstanding any other provision of this Section 2.14, no Lender shall demand compensation for any increased or other cost or reduction pursuant to this Section 2.14 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit facilities.

Section 2.15                Currency Indemnity; Indemnity Separate.

(a)                               The Dollar is the sole currency of account and payment for all sums payable by the Borrower under or in connection with this Agreement, including damages for any breach of this Agreement.

(b)                              The Borrower fully understands that the transactions (a) described in this Agreement are part of a cross-border financing and any disbursements made by any Lender will be made in Dollars and, therefore, it is of the essence of this Agreement and the Loan Documents that any and all payments made by the Borrower (or any other entity on its behalf) hereunder or thereunder is made exclusively in Dollars. Thus, the Borrower hereby expressly, unconditionally and irrevocably waives any right (including without limitation any right under Section 765 of the Argentine Civil and Commercial Code (if applicable)) it may have in any jurisdiction to pay any amount under the Loan Documents in a currency other than Dollars.

(c)                               The Borrower irrevocably and unconditionally waives the right to invoke any defense in relation to its obligations of paying any amounts due under the Loan Documents, including without limitation, defenses of impossibility, impracticability or frustration of purpose set forth in Section 1091 of the Argentine Civil and Commercial Code, force majeure or act of God set forth in Sections 955, 1031, 1032 or 1730 of the Argentine Civil and Commercial Code, impossibility to comply with the obligations set forth in Section 1732 of the Argentine Civil and Commercial Code, or “onerosidad sobreviniente”, “lesion enorme” or “abuso del derecho” set forth in Section 10 of the Argentine Civil and Commercial Code.

(d)                             Any amount received or recovered in a currency other than Dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the Winding-up of the Borrower or otherwise) by the Administrative Agent or any Lender in respect of any sum expressed to be due to it from the Borrower under this Agreement shall constitute a discharge to the Borrower only to the extent of the Dollar amount that the recipient is able, in accordance with its usual practice, to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).  If that Dollar amount is less than the Dollar amount expressed to be due to the recipient under this Agreement, the Borrower shall pay such additional amount in Dollars as may be necessary to compensate the recipient for such shortfall.  In any event, the Borrower shall indemnify the recipient against the reasonable cost of making any such purchase.

(e)                               If at the time when any payment by the Borrower in connection with the Agreement is due hereunder or under any other Loan Document there is any restriction or prohibition on access to the Argentine exchange market or a requirement to have prior authorization of the Central Bank or any other Governmental Authority and such authorization is not available on the date when payment is due, to the fullest extent permitted by law, the Borrower shall, at its own expense, obtain the required amount of Dollars to pay such amount due under the Loan Documents, through: (i) the purchase with Pesos of any Dollar-denominated public or private bond or tradable debt or equity security listed in Argentina and the subsequent transfer and sale thereof outside of Argentina for Dollars; (ii) the purchase of Dollars in any market in which Dollars may be purchased, with any legal tender; or (iii) any other lawful mechanism for the acquisition of Dollars in the Argentine exchange market. The Borrower shall be liable for and shall pay all taxes, costs, fees and expenses payable in connection with the transactions referred to herein for the purchase of Dollars to effect payment of any amount due and owing hereunder. Interest shall continue to accrue as specified in this Agreement on any amounts that are not paid on the due date therefor as a result of the Borrower’s entering into or consummating any transaction to obtain Dollars to make any required payment hereunder or any other Loan Document and such shall continue to accrue until full payment of such amount due is made to the Administrative Agent or the Lenders, as the case may be, in accordance with this Agreement and the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement or in any obligation of the Borrower to any other Person, nothing shall be construed to relieve or otherwise affect the unconditional obligation of the Borrower to satisfy all payment and other obligations under this Agreement on or prior to the due dates thereof.

(f)                                Each of the indemnities in this Agreement constitutes a separate and independent obligation from the other obligations in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent and/or any Lender and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Agreement or any other judgment or order.

Section 2.16                Check.

(a)                               The Borrower’s obligation to pay the principal of, and interest on, the Loans made by any Lender shall also be evidenced by one payment check for deposit (cheque de pago diferido no a la orden y cruzado), substantially in the form of Exhibit E, issued in Pesos against the Check Account in accordance with Section 54 of Law No. 24,452, as amended and supplemented from time to time (the “Argentine Check Law”), and registered in accordance with Section 55 of the Argentine Check Law (a “Check”), duly executed on the each Borrowing Date in favor of the Administrative Agent and delivered to the Onshore Custody Agent, in respect of the Loans and payable in each case ninety (90) days after its issue date.  The Check shall be issued in Pesos for an amount equal to the aggregate outstanding principal amount of the Loans made on the each Borrowing Date, converted at the Exchange Rate on the Business Day prior to its issuance.

(b)                              The Borrower shall be obliged to replace the Check one Business Day prior to the date such Check becomes payable, unless instructed in writing by the Onshore Custody Agent (acting upon the instructions of the Majority Lenders), that such replacement will not be required, and such replacement Check shall be (i) for an amount in Pesos equal to (a) the aggregate outstanding principal amount of Loans on the date of issuance of such Check, converted at the Exchange Rate on the Business Day prior to its issuance, plus (b) 10% of such principal amount to cover foreign exchange variation, and (ii) issued against the Check Account or any other bank mutually acceptable to Borrower and Administrative Agent (acting on the instructions of the Majority Lenders).

(c)                               Each Check and each replacement of the foregoing shall be delivered by Borrower to the Onshore Custody Agent.

(d)                             By receipt of each Check, the Administrative Agent and the Onshore Custody Agent shall be deemed to have agreed (on behalf of the Lenders) to: (i) receive such Check solely as further guaranty of the Borrower’ obligation to pay the Loans in full when due and to hold such Check in custody for the benefit of Lenders; (ii) refrain from endorsing or otherwise transferring or assigning such Check, and (iii) deposit such Check only after the outstanding principal amount under the Loans has become immediately due and payable pursuant to ARTICLE VI hereof. The mechanism for the issuance of a Check has been structured and agreed with the Administrative Agent, the Onshore Custody Agent and the Lenders exclusively for the purpose of giving them a right to initiate legal proceedings for the collection of Pesos in Argentina through a summary executive proceeding (acción ejecutiva), following a payment default on any principal on the Loans or any other amount due hereunder. In addition, the Administrative Agent, the Onshore Custody Agent and each Lender hereby represents and agrees that the fact of not having sufficient available funds to pay for the Check at the time each Check becomes payable, will not be used by the Lenders, the Administrative Agent or the Onshore Custody Agent (and the Lenders will not direct the Administrative Agent or the Onshore Custody Agent) to pursue, in a criminal court, actions arguing a ploy, scheme, deception, deceit, criminal plan or any other related concept, against the Borrower, the members of its board of Directors, or any officer of the Borrower. Furthermore, the Lenders agree to refrain from the use of criminal courts or criminal prosecutions in any jurisdiction to supplement, improve or implement their bargaining power or position under the Loans in case of a payment default on any principal on the Loans or any other amount due hereunder.

(e)                               Upon any prepayment pursuant to ARTICLE II hereof, Borrower shall be entitled to replace any Check held by the Onshore Custody Agent to reflect such prepayment.  Any replacement Check issued pursuant to this Section 2.16(e) shall be for an amount in Pesos equal to the aggregate outstanding principal amount of Loans made on the date of issuance of such Check, converted at the Exchange Rate on the Business Day prior to its issuance.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1                        Conditions Precedent to the Loans and the Borrowing Date.  This Agreement shall become effective upon, and the agreement of the Lenders to make the Loans is subject to, the satisfaction of each Lender or waiver by each Lender on or prior to the Initial Borrowing Date of the following conditions precedent:

(a)                               the Administrative Agent shall have received this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Lender;

(b)                              the Lenders shall have received a certificate from the Borrower, dated as of the Initial Borrowing Date, substantially in the form set out in Exhibit D, duly executed by the Chief Executive Officer, the Chief Financial Officer, the General Counsel or other high ranking officer of the Borrower, (i) attaching a copy of the organizational documents of the Borrower, as amended to date, (ii) attaching a copy of the actions of the board of directors of the Borrower authorizing the execution, delivery and performance of this Agreement and the Loan Documents, and (iii) in respect of the incumbency and authority, containing a specimen signature of each person who is authorized to sign this Agreement and the Loan Documents on its behalf;

(c)                               the Administrative Agent shall have received a certificate from the Borrower, dated as of the Initial Borrowing Date, duly executed by the Chief Executive Officer or the Chief Financial Officer of the Borrower to the effect that the financial statements set forth below (x) have been prepared, examined and approved in accordance with IFRS and in accordance with the Borrower’s or Cablevision’s constitutive laws and regulations, as applicable, and (y) fairly present the consolidated financial condition and operations of the Borrower and Cablevision, as applicable, and its respective Consolidated Subsidiaries as at that date:

(i)                                  the Borrower’s annual consolidated financial statements (including income statements, balance sheets and cash flow statements) of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2016,

(ii)                              Cablevision’s annual consolidated financial statements (including income statements, balance sheets and cash flow statements) of Cablevision and its Subsidiaries for the fiscal year ended December 31, 2016;

(iii)                          the Borrower’s unaudited condensed consolidated financial statements as of September 30, 2017, and for the nine months then ended,

(iv)                          Cablevision’s unaudited condensed consolidated financial statements as of September 30, 2017, and for the nine months then ended; and

(d)                             the Administrative Agent shall have received a Notice of Borrowing executed by the Borrower in accordance with Section 2.3;

(e)                               the Onshore Custody Agent shall have received the Check duly signed by the Borrower in accordance with Section 2.16 in a principal amount equal to the Loans outstanding as of such date;

(f)                                the Administrative Agent shall have received the executed legal opinions, addressed to the Administrative Agent and each Lender, dated on or after the date of this Agreement, from:

(i)                                  Errecondo, González & Funes, special Argentine counsel to the Borrower, substantially in the form set out in Exhibit F;

(ii)                              Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to the Borrower, substantially in the form set out in Exhibit G;

(iii)                          Bruchou Fernández Madero & Lombardi, special Argentine counsel to the Lenders and the Joint Bookrunners and Lead Arrangers, in form and substance satisfactory to the Lenders; and

(iv)                          Linklaters LLP, special New York counsel to the Lenders and the Joint Bookrunners and Lead Arrangers, in form and substance satisfactory to the Lenders;

(g)                              the Administrative Agent shall have received the fees with respect to the Loans payable in accordance with Section 2.4(c);

(h)                              since September 30, 2017, there shall have been no circumstance, event or condition which has or would reasonably be expected to have a Material Adverse Effect;

(i)                                  the Administrative Agent shall have received evidence of payment by the Borrower of all agreed upon accrued fees and expenses of legal counsel (including fees and expenses of (i) Bruchou Fernández Madero & Lombardi, special Argentine counsel to the Lenders and the Joint Bookrunners and Lead Arrangers, (ii) Linklaters LLP, special New York counsel to the Lenders and the Joint Bookrunners and Lead Arrangers and (iii) Hinckley Allen & Snyder LLP, special New York counsel to the Administrative Agent);

(j)                                  all corporate and other proceedings and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the Loan Documents shall be reasonably satisfactory in form and substance to each Lender, and the Administrative Agent and each Lender shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as they shall reasonably request;

(k)                              all documentation and other information of the Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, shall have been provided to the Lenders in form and substance satisfactory to each Lender;

(l)                                  the Administrative Agent shall have received written confirmation of the appointment by the Borrower of the Process Agent through the Maturity Date;

(m)                          as of the Initial Borrowing Date, each of the representations and warranties made by the Borrower in this Agreement shall be: (i) if such representation or warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification on and as of the Initial Borrowing Date as if made on such date (except for such representations and warranties which are expressly stated to have been made as of a specific date, which shall be true and correct to the extent of such qualification as of such specific date); or (ii) if such representation or warranty is not so qualified, true and correct in all material respects on and as of the Initial Borrowing Date, as if made on such date (except for such representations and warranties which are expressly stated to have been made as of a specific date, which shall be true and correct in all material respects as of such date); and

(n)                              no Potential Event of Default, Event of Default or Prepayment Event shall have occurred and be continuing on the Initial Borrowing Date or would result from the making of the Loans on such date.

Section 3.2                        Conditions Precedent to All Borrowing Dates.  The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date), is subject, at the time of each such Borrowing (except as hereafter indicated), to the satisfaction of each Lender of the following conditions:

(a)                               at the time of each such Borrowing and also after giving effect thereto (i) there shall exist no Potential Event of Default or Event of Default and (ii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Borrowing; and

(b)                              prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

Section 3.3                        Documents.  All documents submitted to the Administrative Agent or the Onshore Custody Agent, as applicable, pursuant to this Agreement (other than the Check) shall be in the English language or accompanied by an English translation certified by a duly appointed officer of the Borrower.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower represents and warrants to the Administrative Agent and each Lender, on the date hereof and on the each Borrowing Date, that:

Section 4.1                        Status.  The Borrower is a sociedad anónima duly incorporated and validly existing under the laws of Argentina and has the corporate power and authority to own its Assets and to conduct the business that it conducts and/or proposes to conduct as presently conducted and is in compliance in all material respects with all Applicable Law.

Section 4.2                        Powers.  The Borrower has the corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents and to borrow hereunder, and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement, and to authorize the execution, delivery and performance of this Agreement and the other Loan Documents.  Each Loan Document has been, and when delivered, will be, duly executed and delivered by the Borrower.

Section 4.3                        Authorization and Consents.  No action, condition, approval or authorization is required by the laws of Argentina in order (a) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement or any other Loan Document, (b) to ensure that those obligations are valid, legally binding and enforceable, or (c) to ensure that those obligations rank and will at all times rank in accordance with Section 5.2, notwithstanding the Borrower’s compliance of the periodic information regime pursuant to Communication “A” 6401 (as amended and supplemented from time to time) of the Central Bank.

Section 4.4                        Non-Violation of Laws, etc..  The execution, delivery and performance of this Agreement and the consummation of the Loans contemplated hereby and thereby will not conflict with or violate (a) the Borrower’s organizational documents or (b) any other Requirement of Law to which the Borrower is subject that would not reasonably be expected to have a Material Adverse Effect.

Section 4.5                        Governmental Approvals.  All material Governmental Approvals necessary for conduct the business, trade and ordinary activities of the Borrower and each of the Subsidiaries have been obtained or effected and are in full force and effect, except for the approvals of the Comisión Nacional de Defensa de la Competencia (CNDC) and a registration before the Inspección General de Justicia, in connection with the Mergers), which are still pending.

Section 4.6                        Obligations Binding.  This Agreement and each other Loan Documents (each when duly executed and delivered) constitutes a legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or in law).

Section 4.7                        Non-Violation of Other Agreements.  The execution, delivery and performance of this Agreement and the other Loan Documents and the disbursement of the Loans contemplated hereby will not conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower or any of its Subsidiaries, except such obligations as to which Borrower has obtained a waiver prior to the each Borrowing Date and except for such conflicts or breaches that would not reasonably be expected to have a Material Adverse Effect.

Section 4.8                        Mergers.  All necessary corporate action and approvals to authorize the Mergers has been taken and all regulatory approvals and registrations required for the effectiveness of the Mergers (including the approval of the Ente Nacional de Comunicaciones (ENACOM)) have been obtained, except for approvals of the Comisión Nacional de Defensa de la Competencia (CNDC) and a registration before the Inspección General de Justicia.

Section 4.9                        No Default.  No Event of Default and no Potential Event of Default has occurred and is continuing, or will occur as a result of the disbursement of the Loans contemplated hereby, other than any waived in accordance with Section 9.1.

Section 4.10                Borrower’s Financial Statements.  The Borrower’s audited consolidated financial statements as of December 31, 2016 and for the fiscal year then ended, together with notes thereto, and the Borrower’s unaudited condensed consolidated financial statements as of September 30, 2017 and the nine-month period then ended, together with notes thereto, and in each case as delivered to the Administrative Agent (with copies of the related reports and approvals referred to in clause (a) below):

(a)                               include such financial information as are required under Applicable Law and were prepared, examined, reported on and audited and/or approved, as applicable, in accordance with IFRS and in accordance with the Applicable Law and the Borrower’s constitutive documents;

(b)                              fairly present the consolidated financial condition and operations of the Borrower and its Consolidated Subsidiaries as at that date and for the respective period then ended; and

(c)                               to the extent required by IFRS, disclose or reserve against all liabilities (contingent or otherwise) of the relevant Person(s) as of that date any and all material unrealized or anticipated losses from any commitment entered into by the relevant Person(s) and which existed as of the respective dates thereof.

Section 4.11                Cablevision’s Financial Statements.  Cablevision’s audited consolidated financial statements as of December 31, 2016 and for the fiscal year then ended, together with notes thereto, and the Cablevision’s unaudited condensed consolidated financial statements as of September 30, 2017 and the nine-month period then ended, together with notes thereto, and in each case as delivered to the Administrative Agent (with copies of the related reports and approvals referred to in clause (a) below):

(a)                               include such financial information as are required under Applicable Law and were prepared, examined, reported on and audited and/or approved, as applicable, in accordance with IFRS and in accordance with the Applicable Law and the Cablevision’s constitutive documents;

(b)                              fairly present the consolidated financial condition and operations of Cablevision and its Consolidated Subsidiaries as at that date and for the respective period then ended; and

(c)                               to the extent required by IFRS, disclose or reserve against all liabilities (contingent or otherwise) of the relevant Person(s) as of that date any and all material unrealized or anticipated losses from any commitment entered into by the relevant Person(s) and which existed as of the respective dates thereof.

Section 4.12                Pro-forma Financial Statements.  The Pro-forma Financial Statements, together with notes thereto, and in each case as delivered to the Administrative Agent, fairly represent on a pro forma basis the estimated financial condition of the Borrower after giving effect to the Telecom/CV Merger as of the relevant date.

Section 4.13                No Material Adverse Effect

(a) On the first Borrowing Date, no event or circumstance or combination thereof has had a Material Adverse Effect since the Closing Date.

(b) On the second Borrowing Date, no event or circumstance or combination thereof has had a Material Adverse Effect since the first Borrowing Date.

Section 4.14                Litigation.  No litigation, arbitration or administrative proceeding against the Borrower or any of its Subsidiaries is currently pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened in writing (a) to reasonably likely to be adversely determined and, if so determined, is reasonably likely to prevent the performance by the Borrower of its obligations under this Agreement or any other Loan Document, or (b) which has or would reasonably be expected to have a Material Adverse Effect.

Section 4.15                Labor Relations.  The Borrower is not engaged in any unfair labor practice that would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect.  There is (a) no unfair labor practice complaint pending against the Borrower or, to the knowledge of the Borrower, threatened in writing against the Borrower, before any

Governmental Authority with responsibility, authority or jurisdiction for such matters, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or, to the knowledge of the Borrower, threatened in writing against the Borrower, (b) no strike, labor dispute, slowdown or stoppage pending against the Borrower or, to the knowledge of the Borrower, threatened in writing against the Borrower and (c) to the knowledge of the Borrower, no union organizing activities taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 4.16                Disclosure.  No representation or warranty of the Borrower contained in any Loan Document or in any other documents, certificates or written statements furnished to the Administrative Agent or Lender by or on behalf of the Borrower for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein, when taken as a whole, not misleading in light of the circumstances in which the same were made.

Section 4.17                Taxes.

(a)                               The Borrower and each of its Subsidiaries have filed all material tax returns required to be filed and paid all material taxes shown to be due thereon except such as are being contested in good faith by appropriate proceedings, for which the Borrower has made adequate reserves as required under IFRS.

(b)                              As of the date hereof, all payments of interest under this Agreement by the Borrower to a Lender located outside Argentina are subject to withholding of Argentine income tax at: (i) a rate of 15.05% on the amount of each such interest payment with respect to any Qualifying Bank, (ii) a lower rate which may be applicable in accordance with tax treaties for the avoidance of double taxation to Lenders located in countries that have such tax treaties in force with Argentina; or (iii) a rate of 35.0% if neither of the conditions indicated in clauses (i) and (ii) above are met; provided that nothing in this clause (b) shall be deemed to limit or otherwise diminish or reduce any of the parties’ respective obligations otherwise set forth in this Agreement.

Section 4.18                Purpose of the Loans.  The proceeds of the Loans shall be used by the Borrower solely to fund capital expenditures, working capital, other general corporate purposes and to pay the fees and expenses incurred in connection with the Loans. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America or of extending credit to others for the purpose of buying or carrying any “margin stock”.

Section 4.19                Foreign Exchange Regulations.  On the Initial Borrowing Date, the Borrower shall have complied in all material respects with all Foreign Exchange Regulations, if any, and shall have made all necessary filings, the failure of which might affect any payment to be made under this Agreement, and, to the best of the Borrower’s knowledge, there are no foreign exchange restrictions in effect in Argentina that would adversely affect any payment to be made under this Agreement.

Section 4.20                Ownership; Subsidiaries.  Each of the Borrower’s Subsidiaries is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power (corporate or otherwise) and authority to own its Assets and conduct the business that it conducts and/or proposes to conduct.

Section 4.21                Solvency.  The Borrower is, and upon giving effect to the Loans and the use of proceeds thereof, will be, on a Consolidated basis, Solvent.

Section 4.22                Investment Company Act.  The Borrower is not required to register as an”investment company” under the Investment Company Act of 1940, as amended.

Section 4.23                No Immunity.  Under the laws of Argentina, with respect to the execution, delivery and performance of this Agreement and the other Loan Documents, the Borrower is subject to private commercial law and to suit, and neither it nor its Assets, to the extent located in Argentina, has any immunity from the jurisdiction of any court or any legal process (whether through service of notice, attachment prior to notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) except for such Assets used for the performance of a public service.  Neither the defense of sovereign immunity nor any similar defense is available to the Borrower against (a) any service of process by the Administrative Agent or any Lender in any suit, action or proceeding relating to or arising out of any of the obligations of the Borrower under this Agreement, any Loan Document or any other documents executed in connection with any Loan Document, (b) any claim of jurisdiction over the Borrower in any court of competent jurisdiction in connection with any such suit, action or proceeding, (c) any judgment that could otherwise be obtained against the Borrower as a result of any such suit, action or proceeding or (d) the enforcement of any such judgment against the Borrower or any of its Assets, except for such Assets used for the performance of a public service.  The Borrower has full power and authority to waive immunity and any similar defense as provided in Section 9.12, and such waiver is effective, legal, valid and enforceable.

Section 4.24                OFAC and Anti-Money Laundering.  None of the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any director, officer or Controlled Affiliate of the Borrower or any of its Subsidiaries or Cablevisión Holding S.A., Fintech Advisory, Inc. or Fintech Telecom LLC, is currently (a) a Person with whom dealings are restricted or prohibited by, or are sanctionable under any Sanction, or (b) located, organized or residing in any Designated Jurisdiction.  The Borrower has not been notified by any relevant Agency that it or any of its Subsidiaries is currently the subject of investigation for violations of any Anti-Money Laundering Laws.

Section 4.25                FCPA.  Neither the Borrower nor, to the knowledge of the Borrower, (i) any Controlled Affiliate of the Borrower or any of its Subsidiaries, (ii) solely in connection with the Telecom/CV Merger, (x) Cablevisión Holding S.A., Fintech Advisory, Inc. or Fintech Telecom LLC or (y) any director, officer or employee acting on behalf of Cablevisión Holding S.A., Fintech Advisory, Inc. or Fintech Telecom LLC, or (iii) any director, officer or employee acting on behalf of the Borrower, any Controlled Affiliate of the Borrower or any of its

Subsidiaries, has violated the FCPA or made a material violation of any other applicable anti-corruption law.  No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other Person acting in an official capacity, in each case in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA by the Borrower, any Controlled Affiliate of the Borrower or any of its Subsidiaries or, solely in connection with the Telecom/CV Merger, Cablevisión Holding S.A., Fintech Advisory, Inc. or Fintech Telecom LLC.

Section 4.26                Environmental Compliance. The Borrower conducts in the ordinary course of business a review of (a) the effect of environmental laws in force in Argentina, Paraguay and Uruguay and (b) claims alleging potential liability or responsibility for violation of any environmental law in force in Argentina, Paraguay and Uruguay, in each case, with respect to its business, operations and properties, and as a result thereof, the Borrower has reasonably concluded that, to the best of its knowledge, the effect of such environmental laws or any such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.27                Legal Form.  This Agreement is in proper legal form for the enforcement thereof against the Borrower under the laws of Argentina, provided that such enforcement shall be subject to (i) compliance with the requirements of Sections 517 and 519 of Law No. 17,454, as amended by Law No. 22,434 (Argentine Civil and Commercial Procedures Code) relating to the execution of foreign judgments; (ii) limitations arising from bankruptcy, insolvency, reorganization (including quiebra, concurso preventivo and acuerdo preventivo extrajudicial), fraudulent conveyance, moratorium or similar laws relating to, or affecting enforcement of creditors’ rights; (iii) general principles of law, including reasonableness, good faith, fair dealing and regular exercise of rights; (iv) pursuant to Laws No. 24,573 and 26,589, the regulatory Decree No. 1,467/2011 (as amended and supplemented by Decree No. 2,536/2015) and other ancillary regulations (as amended and supplemented), certain mediation procedures must be exhausted prior to the initiation of lawsuits in Argentina, with the exception, among others, of bankruptcy and summarized foreclosure proceedings (which include the enforcement of foreign judgments), in which cases mediation remains optional for the plaintiff; (v) the limitations to floreclosure of property which is determined by law or the courts of Argentina for the validity and enforceability of each of the Loan Documents (including any necessary registration, recording or filing with any court or other authority in Argentina) have been accomplished, and no other Taxes are required to be paid to Argentina, or to any political subdivision thereof or therein (other than any applicable court tax (tasa de justicia), if necessary); and (vi) a translation by a public translator into the Spanish language of any document written in a different language shall be required, for the admissibility in evidence in an Argentine court of any such document.

Section 4.28                FATCA Status. The Borrower is not, as of the date of this Agreement, and shall use commercially reasonable efforts to avoid becoming either: (i) a “United States person” as that term is defined in Section 7701(a)(30) of the Code or (ii) a person some or all of whose payments under the Loan Documents are from sources within the United States for US federal income tax purposes, as of the date of this Agreement; and accordingly, payment of interest and gross proceeds under this Agreement would not be a “withholdable payment” as that term is defined in FATCA as in effect on the date of this Agreement.

Section 4.29                Intellectual Property. The Borrower owns, or is licensed to use or validly and lawfully has the right to use, without restrictions or other obligations, all trademarks, tradenames, copyrights, patents, service marks, licenses and other intellectual property material to its business, and the use thereof by the Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Effect.

Section 4.30                Insurance Matters. The Borrower and its Subsidiaries maintain insurance against losses, liabilities or damages (including damage to persons and third-party property) as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.31                Ranking: Priority. The obligations of the Borrower under this Agreement and the other Loan Documents rank in priority of payment at least pari passu with all its other present or future unsecured and unsubordinated Indebtedness, except for Indebtedness having priority by operation of law.

Section 4.32                International Banking Facility. The Borrower, an entity located outside the United States, understands that it is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international banking facilities, such as the Loans hereunder, may be used to finance the non-U.S. operations of the Borrower located outside the United States, and has consequently applied the proceeds of the Loans as described in Section 4.18.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder:

Section 5.1                        Information.  The Borrower undertakes that:

(a)                               Preparation of Financial Statements.  It will ensure that all financial statements to be delivered by it under this Agreement are prepared in such manner that clauses (a) through (c) of Section 4.10 would be complied with.

(b)                              Annual Financial Statements.  Only if the Borrower terminates its reporting obligations with the SEC or fails to comply with any of its obligations with the SEC or the New York Stock Exchange, as soon as available and in any event within one hundred twenty (120) days after the end of each of its fiscal years, it will deliver to the Administrative Agent a copy for distribution to the Lenders of its independently audited annual financial statements accounts, prepared on a Consolidated basis in accordance with IFRS, as at the end of and for that fiscal year, together with copies of the related reports and approvals referred to in Section 4.10(a).

(c)                               Quarterly Information.  Only if the Borrower terminates its reporting obligations with the SEC or fails to comply with any of its obligations with the SEC or the New York Stock Exchange, as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each of its fiscal years, it will deliver to the Administrative Agent a copy for distribution to the Lenders of its unaudited financial statements, which will be prepared on a Consolidated basis in accordance with IFRS, as at the end of and for that quarter and that may or may not be condensed.

(d)                             Litigation.  It will promptly deliver to the Administrative Agent for distribution to the Lenders details of any litigation, arbitration or administrative proceeding that, if current, pending or threatened in writing at the date of this Agreement, would have rendered the representation and warranty in Section 4.14 incorrect.

(e)                               Events of Default.  It will notify the Administrative Agent of the occurrence of any Event of Default or Potential Event of Default (and of any action taken or proposed to be taken to remedy it) promptly after becoming aware of it.  With each financial statement delivered by it pursuant to Section 5.1(b) or Section 5.1(c), and promptly after any request made by the Administrative Agent (acting at the written direction of the Majority Lenders) from time to time (but no more frequently than once in any ninety-day period), it will deliver to the Administrative Agent a certificate signed on its behalf by the Chief Financial Officer or such other Person as may be acceptable to the Majority Lenders for that purpose confirming that, so far as it is aware and (if applicable) except as previously notified to the Administrative Agent or waived in accordance with Section 9.1, no Event of Default or Potential Event of Default has occurred and is continuing or (as the case may be) setting out details of any which has occurred and is continuing and has not been so notified and of which it is aware and of any action taken or proposed to be taken to remedy it.

(f)                                Notices.  It will promptly give notice to the Administrative Agent for distribution to the Lenders of (i) any changes known to the Borrower in taxes, duties or other fees of Argentina or any political subdivision or taxing authority thereof, or any change known to the Borrower in any Applicable Law, in each case that could reasonably be expected to adversely affect any payment due under this Agreement, (ii) any development or event that has had or would reasonably be expected to have a Material Adverse Effect and (iii) the occurrence of a Change of Control.

Section 5.2                        Ranking of Obligations.  The Borrower will cause that its payment obligations under this Agreement and the other Loan Documents rank and will at all times rank at least equally and ratably in all respects with all its other senior unsecured Indebtedness except for such Indebtedness as would, by virtue only of Applicable Law, be preferred in the event of its Winding-up.

Section 5.3                        Negative Pledge.  The Borrower will not, and will ensure that none of the Principal Subsidiaries will, incur or suffer to exist any Security for any Person’s Indebtedness on or over their respective Assets, except for:

(a)                               Security existing on the date of this Agreement listed in Schedule 5.3(a);

(b)                              any Security existing at the time of acquisition on or over any Asset acquired by it (other than from a member of the Group) after the date of this Agreement and not created in contemplation of or in connection with that acquisition and any renewal or extension of any such Security that is limited to the original Assets covered thereby;

(c)                               in the case of any Person that becomes a Principal Subsidiary after the date of this Agreement, any Security existing on or over its Assets when it becomes a Principal Subsidiary and not created in contemplation of or in connection with its becoming a Principal Subsidiary;

(d)                             any Security created for the purpose of financing the acquisition, construction or development of any Asset or Assets if (i) such Security encumbers only such Asset or Assets then being acquired, constructed or developed (including any stock or other interest in any company created for purposes of acquisition, construction, development and holding of such Asset or Assets); and (ii) such Security attaches to such Asset or Assets concurrently or within one hundred and eighty (180) days after the acquisition, or completion of construction or development, thereof;

(e)                               any Security on any Asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Principal Subsidiary and not created in contemplation of or in connection with such event;

(f)                                Security securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(g)                              Security securing Indebtedness or other obligations of the Borrower or of a Subsidiary to the Borrower or to another Subsidiary;

(h)                              Security securing Hedge Agreements so long as such Hedge Agreements relate to Indebtedness for borrowed money that is, and is permitted to be under this Agreement, secured by a Security on the same property securing such Hedge Agreements;

(i)                                  extensions, renewals or replacements of any Security referred to in clauses (a), (d) and (e) in connection with the Refinancing of the obligations secured thereby;

(j)                                  any Security arising from any Tax or other Security arising by operation of law, in each case if the obligation underlying any such Security is not yet due or, if due, is being contested in good faith by appropriate proceedings so long as the Borrower has set aside adequate reserves in accordance with IFRS;

(k)                              Security created or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security, including any Security securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, purchase, construction or sales contracts, leases, government performance and return-of-money bonds and other similar obligations (other than obligations for the payment of borrowed money), so long as the Security does not interfere with the carrying on of the business or operations of the Borrower or any of its Subsidiaries;

(l)                                  Security created in the ordinary course of business upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, so long as the Security does not interfere in any material respect with the carrying of the business or operations of the Borrower or any of its Subsidiaries;

(m)                          Security arising from judgments, decrees, awards or attachments in  circumstances not constituting an Event of Default;

(n)                              Easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not interfering in any material respect with the conduct of the business and operations of the Borrower or any of its Subsidiaries;

(o)                              the designation of lessors, construction companies and other counterparties as loss payees under insurance policies in the ordinary course of business as required by customary contractual requirements, other than in connection with or in anticipation of the incurrence of Indebtedness;

(p)                              Security created in connection with any sale and leaseback transaction;

(q)                              any Security arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired by the relevant Person in the ordinary course of its business; and

(r)                                 any other Security securing Indebtedness, or created or outstanding on or over Assets, of the Borrower or its Principal Subsidiaries; provided that the aggregate outstanding principal amount of Indebtedness secured by all Security securing Indebtedness, or created or outstanding on or over Assets, of the Borrower and its Principal Subsidiaries under this clause (r) shall not at any time exceed the greater of $200,000,000 (or its equivalent in any other currency) and 7% of Consolidated Net Tangible Assets;

unless the benefit of the relevant Security, or of alternative Security reasonably satisfactory to the Majority Lenders, is at the same time and in a manner reasonably satisfactory to the Majority Lenders extended equally and ratably to the Loans and all other sums payable by the Borrower under this Agreement.

Section 5.4                        Limitations on Investments.  The Borrower and its Principal Subsidiaries will not make, hold or acquire any Investment, if, prior to or immediately after the making of such Investment an Event of Default shall have occurred and be continuing.

Section 5.5                        Maintenance of Existence and Payment of Obligations.  The Borrower will, and will cause each of its Principal Subsidiaries to, (a) subject to Section 5.10, preserve, renew and keep in full force and effect its corporate existence, (b) take all reasonable action to maintain all material rights, privileges and franchises necessary or desirable in the normal conduct of its business and (c) pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes and other material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with the IFRS with respect thereto have been provided on the books of the Borrower or its Principal Subsidiaries, as the case may be; provided neither Borrower (other than with respect to existence) nor any of its Principal Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if Borrower’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of Borrower, and that the loss thereof would not reasonably be expected to have a Material Adverse Effect.

Section 5.6                        Compliance With Laws; Authorizations; Contracts; Reporting.  The Borrower will, and will cause each of its Subsidiaries to, (a) comply in all material respects with all provisions of Applicable Law and contractual obligations and (b) obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by Applicable Law to the extent necessary (i) to enable the Borrower lawfully to enter into and perform its obligations under this Agreement and the other Loan Documents, (ii) to ensure the legality, validity, enforceability or admissibility in evidence in Argentina of this Agreement and the other Loan Documents, and (iii) to conduct its business, trade and ordinary activities, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

Section 5.7                        Maintenance of Property; Insurance.  The Borrower will, and will cause each of its Principal Subsidiaries to, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are currently maintained by it and as are customary for its type of business, where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.8                        Inspection of Property; Books and Records.  The Borrower will, and will cause each of its Principal Subsidiaries to, keep proper books of records and account in which full, true and correct entries in conformity in all material respects with IFRS shall be made of all dealings and transactions in relation to its business and activities, and; provided that reasonable prior notice has been given, permit representatives of any Lender, at such Lender’s own cost (other than at any time when an Event of Default has occurred and is continuing, in which case the Borrower shall pay all reasonable costs and expenses of such Lender of any such visit and inspection), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at such reasonable times during normal business hours and as often as may reasonably be requested.

Section 5.9                        Accounting Changes.  The Borrower will not cause to change the date on which its fiscal year and fiscal quarter will end, provided that the Borrower may make such change if such change shall be required by Applicable Law or as a result of any change in IFRS or the rules or regulations of any Governmental Authority.

Section 5.10                Limitation on Fundamental Changes.  The Borrower will not, and will cause each of its Principal Subsidiaries not to, enter into any transaction of merger, consolidation or amalgamation (other than the Mergers and any other merger of any Subsidiary of the Borrower with and into the Borrower so long as the Borrower shall be the surviving corporation) or liquidate, Wind-up or dissolve itself (or suffer any liquidation, Winding-up or dissolution).

Section 5.11                Lines of Business.  The Borrower will not, and will not permit any of its Principal Subsidiaries to, make any material change (in the reasonable judgment of the Majority Lenders) in the nature or conduct of its business as conducted on the date hereof other than any change to its business which is the result of the consummation of the Mergers.

Section 5.12                Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly participate in or effect any transaction with, or for the account of, any Affiliate on terms that are less favorable to Borrower or such Subsidiary than those that might be obtained at the time from a Person who is not an Affiliate; provided that the foregoing restriction shall not apply to (a) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower; (b) compensation arrangements for officers and other employees of the Borrower entered into in the ordinary course of business; and (c) transactions described in Schedule 5.13.

Section 5.13                Derivatives Obligations.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Derivatives Obligations other than bona fide Derivatives Obligations in the ordinary course of business to hedge risks and, in any event, not for speculative purposes.

Section 5.14                Use of Proceeds. The Borrower will use the Loans solely to fund capital expenditures, working capital, other general corporate purposes and to pay the fees and expenses incurred in connection with the Loans, in each case not in contravention of any Requirement of Law or of any Loan Document. The Borrower will not use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States).

Section 5.15                Restricted Payments.  The Borrower will not pay any dividend on, or repurchase or redeem, any of the shares of its capital stock, if at the time thereof or immediately after giving effect thereto any Event of Default shall have occurred and be continuing or would result therefrom.

Section 5.16                Check Account.  The Borrower shall not close the Check Account.

Section 5.17                Compliance with Sanctions, Anti-Terrorism Laws, OFAC Rules and Regulations and Anti-Corruption Laws.

(a)                               The Borrower will, and will cause its Subsidiaries to, remain in compliance with OFAC rules and regulations and any other Sanctions, except where the failure to do so would not comprise a material violation of such OFAC rules, regulations or Sanctions.

(b)                              The Borrower and its Subsidiaries will comply with the FCPA, and the Borrower will and it will cause each of its Subsidiaries to remain in compliance with all other Anti-Corruption Laws except where the failure to do so would not comprise a material violation of such other Anti-Corruption Laws.

(c)                               The Borrower shall promptly notify the Administrative Agent if its senior officers have knowledge that the Borrower or any of its Subsidiaries becomes a Restricted Party, has violated any Sanctions or is convicted on, pleads nolo contendere to, is indicted on or is arraigned and held over on charges involving, money laundering or predicate crimes to money laundering.

Section 5.18                Sanctions.  The Borrower shall not:

(a)                               become, or will permit any of its Subsidiaries to become, a Restricted Person;

(b)                              directly or knowingly indirectly fund all or part of any repayment or prepayment of the Loans or discharge any obligation due or owing to a Party under this Agreement out of proceeds derived from: (i) any activity or dealing with a Restricted Party; or (ii) any other action or status, in each case as would cause any Party or any of the Borrower’s Subsidiaries to be in breach of, any Sanctions; or

(c)                               directly or indirectly use permit all or any part of the proceeds of the Loans, or other transactions contemplated by this Agreement, or lend, contribute or otherwise make available such proceeds to an Affiliate, joint venture partner or other Person, (i) to fund any trade, business or other activities of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, a country, territory or Person with whom dealings are restricted or prohibited by any Sanctions or (ii) in any other manner, in each case, that would result in a violation of Sanctions by any Person participating in the Loans, whether as underwriter, advisor, investor or otherwise.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1                        Events of Default.  The following are Events of Default:

(a)                               Non-Payment:  The Borrower does not pay as provided in this Agreement any principal on the Loans when due, or does not pay any other amount due hereunder within three (3) Business Days after such amount is due.

(b)                              Breach of Representation or Warranty:  Any representation warranty or statement by the Borrower in this Agreement, any Loan Document or in any statement or certificate at any time given by Borrower in writing pursuant hereto or thereto proves to be incorrect in any material respect when made or deemed to have been made.

(c)                               Breach of Certain Covenants:  Any agreement contained in Section 5.1(e), Section 5.2, Section 5.3, Section 5.4, Section 5.5(a), Section 5.6, Section 5.10, Section 5.13, Section 5.14, Section 5.15, Section 5.16, Section 5.17 or Section 5.18 is not complied with;

(d)                             Breach of Check Replacement. The Borrower does not replace and deliver any Check as provided in Section 2.16(b) within five (5) Business Days of the date that is ninety (90) days following the issue date of each such Check;

(e)                               Breach of Other Obligation:  The Borrower does not comply in any material respect with any one or more of its covenants or obligations under this Agreement other than those referred to in paragraphs (a), (b), (c) and (d) above and that default is not remedied or waived within forty-five (45) days after notice of the non-compliance has been given to the Borrower by the Administrative Agent at the written direction of the Majority Lenders.

(f)                                Cross Default:  The Borrower or any Principal Subsidiary (i) does not make one or more payments, when due after giving effect to any applicable grace period, in respect of (A) any payment or collateralization obligations with respect to any Indebtedness (other than Indebtedness owing to another member of the Group); or (ii) defaults in the observance or performance of any other agreement relating to Indebtedness and such Indebtedness is declared to be, or is capable of being rendered, due and payable before its stated maturity by reason of that default or any other event of default or the like (however described).  Notwithstanding the foregoing, no Event of Default will occur under this clause (f) unless and until the aggregate amount of the obligations with respect to the Indebtedness, in respect of which one or more of the events mentioned above in this clause (f) has/have occurred, equals or exceeds, $100,000,000 or its equivalent in any other currency (as reasonably determined by the Administrative Agent (acting at the written direction of the Majority Lenders).

(g)                              Insolvency:  The Borrower or any Principal Subsidiary shall commence a concurso preventivo, file a acuerdo preventivo extrajudicial with a court of competent jurisdiction or commence any other voluntary case concerning itself under the Argentine Bankruptcy Law or under any bankruptcy Law of any other jurisdiction, as applicable, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any Principal Subsidiary shall make any assignment or arrangement or composition with or for the benefit of creditors or a moratorium is agreed or declared in respect of, or effecting all or a material part of the Indebtedness of the Borrower or any Subsidiary or any similar event occurs that, under the law of the relevant jurisdiction, has an analogous or equivalent effect to any of the foregoing.

(h)                              Enforcement Proceedings:  An warrant of attachment, execution or similar legal process shall have been issued against a substantial part of the Assets of the Borrower or any Principal Subsidiary and such event shall continue for ninety (90) days without having been dismissed, bonded or discharged.

(i)                                  Winding-up:  Any involuntary case shall be commenced by or against the Borrower or any Principal Subsidiary, or a court of a competent jurisdiction shall enter into a decree or order, seeking the Winding-Up of the Borrower or any Principal Subsidiary and any such event shall continue for sixty (60) days without having been dismissed, bonded or discharged.

(j)                                  Governmental Approvals.  Any Governmental Approval at any time necessary to enable the Borrower to comply with any of its obligations under the Loans Documents or to carry on its business as being conducted on the date hereof shall be permanently revoked, withdrawn or withheld or shall be modified or amended and any of the foregoing actions would be reasonably expected to have a Material Adverse Effect.

(k)                              Illegality:  It is or will become unlawful for the Borrower to perform or comply with any one or more of its material obligations under this Agreement.

(l)                                  Judgments:  Any final judgment or order which is not subject to appeal or nullity (recurso de nulidad) for the payment of money in excess of $100,000,000 in the aggregate (or the equivalent thereof in any currency) (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any Principal Subsidiary and such judgment or order shall remain undischarged, unvacated, unbonded or unstayed for a period of ninety (90) days.

(m)                          Expropriation Event: any Governmental Authority takes any action to condemn, seize, nationalize, expropriate or appropriate all or any substantial part of the Assets of the Borrower and its Principal Subsidiaries taken as a whole(either with or without payment of compensation).

If at any time and for any reason (and whether within or beyond the control of any party to this Agreement) any Event of Default has occurred and is continuing, (A) if such event is an Event of Default specified in clauses (g) or (i) above with respect to the Borrower or any Principal Subsidiary, the Commitments shall, automatically, terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall, automatically, become due and payable in full and (B) if such event is any other Event of Default, the Administrative Agent, if so directed, in writing, by the Majority Lenders, may, by notice to the Borrower, cancel the Commitments and/or declare the Loans, all unpaid accrued interest or fees and any other sum then payable under this Agreement to be immediately due and payable, whereupon they shall become so due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.1                        Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the Loan Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the Loan Documents to which it is a party and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the Loan Documents to which it is a party, together with such other powers and discretion as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or the Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Loan Documents or otherwise exist against the Administrative Agent.

Section 7.2                        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorneys-in-fact that it selects as long as such selection was made with due care.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower or any of its Subsidiaries), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

Section 7.3                        Exculpatory Provisions.  (a) Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with this Agreement or any Loan Document (except for its or such Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order) or (ii) responsible in any manner to any of the Lenders for (and makes no representation or warranty to any Lender regarding) any recitals, statements, representations or warranties (whether written or oral) made by the Borrower or any officer thereof contained in this Agreement or any Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any Loan Document, or for the due execution, legality, value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any Loan Document or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.  As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders; provided that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or Applicable Law.

(b)                              The Administrative Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any collateral, to the extent applicable.  The actions described in items (i) through (iii) shall be the sole responsibility of the Borrower.

(c)                               The Administrative Agent has accepted and is bound by this Agreement and the other Loan Documents executed by the Administrative Agent as of the date of this Agreement and, as directed in writing by the Majority Lenders, the Administrative Agent shall execute additional Loan Documents delivered to it after the date of this Agreement; provided, however, that such additional Loan Documents do not adversely affect the rights, privileges, benefits and immunities of the Administrative Agent.  The Administrative Agent will not otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Loans (other than this Agreement and the other Loan Documents to which the Administrative Agent is a party).

(d)                             The Administrative Agent shall not be liable for any error of judgment made in good faith by an Administrative Agent Responsible Officer of the Administrative Agent unless it shall be proved that the Administrative Agent was grossly negligent in ascertaining the pertinent facts.

(e)                               The Administrative Agent shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Administrative Agent.

(f)                                The Administrative Agent shall not be required to take any enforcement action against the Borrower or any other obligor outside of the United States.

(g)                              No written direction given to the Administrative Agent by the Majority Lenders or the Borrower that in the sole judgment of the Administrative Agent imposes, purports to impose or might reasonably be expected to impose upon such Agent any obligation or liability not set forth in or arising under this Agreement and the other Loan Documents will be binding upon the Administrative Agent unless the Administrative Agent elects, at its sole option, to accept such direction.

(h)                              Delivery of any reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder.

(i)                                  The Administrative Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Loan Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(j)                                  In no event shall the Administrative Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 7.4                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely conclusively, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation (including by way of e-mail, telephone or facsimile) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower or any of its Subsidiaries), accountants of the Borrower, independent accountants, if any, and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Administrative Agent shall first receive such advice or concurrence of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided herein) and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable.  If the Administrative Agent so requests, it shall first be indemnified to its satisfaction by the Lenders or Majority Lenders, as applicable, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.  No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require the Administrative Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers.

Section 7.5                        Notice of Events of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Event of Default or Event of Default hereunder other than non-payment of principal of or interest on the Loans unless an Administrative Agent Responsible Officer of the Administrative Agent has received written notice from a Lender or the Borrower specifying such Potential Event of Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Borrower; provided, however, that the failure of the Administrative Agent to provide such notice to the Borrower shall not give the Borrower any cause of action or right to damages or any other remedy against the Administrative Agent or any Lender.  The Administrative Agent shall take such action with respect to such Potential Event of Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 7.6                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, condition (financial or otherwise) and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loan hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and to make such investigation as it deems necessary to inform itself as to the business, operations, property, condition (financial or otherwise) and creditworthiness of the Borrower and its Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 7.7                        Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such upon demand (and, with respect to any EEA Financial Institution, such amounts shall be deemed due and payable no later than six (6) days after demand therefor) (to the extent reimbursable by but not reimbursed by the Borrower upon the Administrative Agent’s demand for such reimbursement by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective principal amount of the Loans then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including reasonable legal fees and expenses) which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, the Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they arise from the Administrative Agent’s gross negligence or willful misconduct, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction.  The Borrower also agrees not to assert any claim against the Administrative Agent, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Loans.  The agreements in this Section 7.7 shall survive termination of the Commitments, this Agreement and the Loan Documents, the payment of all amounts payable hereunder, the resignation or removal of the Administrative Agent and the exercise of Write-Down and Conversion Powers by an EEA Resolution Authority with respect to any Lender that is an EEA Financial Institution.

Section 7.8                        Successor Administrative Agent.  The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint (subject, so long as no Potential Event of Default, Event of Default or Prepayment Event has occurred and is continuing, to the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed) a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the existing Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Lenders appoint a successor administrative agent as provided for above.  Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this ARTICLE VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

Section 7.9                        Joint Bookrunners and Lead Arrangers, etc..  The Joint Bookrunners and Lead Arrangers, in their capacity as such, shall have no obligations, duties or liabilities whatsoever under this Agreement.

Section 7.10                The Administrative Agent and the Onshore Custody Agent.  The Administrative Agent shall not be responsible or liable for any action taken or omitted by the Onshore Custody Agent.  The Onshore Custody Agent shall not be responsible for any action taken or omitted by the Administrative Agent.

ARTICLE VIII

THE ONSHORE CUSTODY AGENT

Section 8.1                        Appointment.  Each Lender hereby irrevocably designates and appoints the Onshore Custody Agent as the agent of such Lender under and in connection with the terms of this Agreement and the Loan Documents, and each Lender irrevocably authorizes the Onshore Custody Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the Loan Documents to which it is a party and to exercise such powers and perform such duties as are expressly delegated to the Onshore Custody Agent by the terms of this Agreement and any other Loan Documents to which it is a party, together with such other powers and discretion as are reasonably incidental thereto.  Each of the Lenders agrees that it will cooperate in good faith and in a commercially reasonable manner with the other Lenders and the Onshore Custody Agent in any enforcement of rights or any exercise of remedies with respect to any Check or other rights or remedies under the Loan Documents.  Notwithstanding any provision to the contrary elsewhere in this Agreement or the Loan Documents, the Onshore Custody Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Loan Document or otherwise exist against the Onshore Custody Agent.

Section 8.2      Delegation of Duties.  The Onshore Custody Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall not be responsible for the negligence or misconduct of any agent or attorneys-in-fact that it selects as long as such selection was made with due care.  The Onshore Custody Agent may consult with legal counsel (including counsel for the Borrower or any of its Subsidiaries), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

Section 8.3      Exculpatory Provisions.  Neither the Onshore Custody Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with this Agreement or any Loan Document (except for its or such Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order), or (ii) responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 8.4      Reliance by Onshore Custody Agent.  The Onshore Custody Agent shall be entitled to rely conclusively, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation (including by way of e-mail, telephone or facsimile) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower or any of their Subsidiaries), accountants of the Borrower, independent accountants, if any, and other experts selected by the Onshore Custody Agent.  The Onshore Custody Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Onshore Custody Agent shall first receive such advice or concurrence of the Majority Lenders (acting through the Administrative Agent, if applicable) (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided herein) and until such instructions are received, the Onshore Custody Agent shall act, or refrain from acting, as it deems advisable.  If the Onshore Custody Agent so requests, it shall first be indemnified to its satisfaction by the Lenders, as applicable, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Onshore Custody Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.  No provision of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require the Onshore Custody Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers.

Section 8.5      Indemnification.  The Lenders agree to indemnify the Onshore Custody Agent in its capacity as such upon demand (to the extent reimbursable by but not reimbursed by the Borrower upon the Onshore Custody Agent’s demand for such reimbursement by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective principal amount of the Loans from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including reasonable legal fees and expenses) which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Onshore Custody Agent in any way relating to or arising out of, the Commitments, this Agreement, the Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Onshore Custody Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent they arise from the Onshore Custody Agent’s gross negligence or willful misconduct, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction.  The Borrower also agrees not to assert any claim against the Onshore Custody Agent, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the transactions contemplated hereby or the actual or proposed use of the proceeds of the Loans.  The agreements in this Section 8.5 shall survive termination of the Commitments, this Agreement and the Loan Documents, the payment of all amounts payable hereunder, the resignation or removal of the Onshore Custody Agent.

Section 8.6      Resignation and Removal of the Onshore Custody Agent.  The Onshore Custody Agent may resign at any time by giving notice thereof to the Lenders, the Borrower and the Administrative Agent, and the Onshore Custody Agent may be removed at any time with or without cause by the Majority Lenders.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint (subject, so long as no Potential Event of Default, Event of Default or Prepayment Event has occurred and is continuing, to the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed) a successor Onshore Custody Agent.  If no successor Onshore Custody Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Onshore Custody Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Onshore Custody Agent, then the existing Onshore Custody Agent’s resignation or removal shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Onshore Custody Agent hereunder until such time, if any, as the Majority Lenders appoint a successor onshore custody agent as provided for above.

Upon the acceptance of any appointment as an Onshore Custody Agent hereunder by a successor Onshore Custody Agent, such successor Onshore Custody Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Onshore Custody Agent, and the retiring Onshore Custody Agent shall be discharged from its duties and obligations hereunder.  After any retiring Onshore Custody Agent’s resignation or removal hereunder as Onshore Custody Agent, the provisions of this ARTICLE VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Onshore Custody Agent.

Section 8.7      Liabilities.  The Onshore Custody Agent shall not be liable for failure to perform any of its obligations under this Agreement or any of the other Loan Documents where such failure is due to any of the following: restrictions on transfer and/or conversion of the relevant currency, confiscation, expropriation, nationalization, acts of war, civil riot or insurrection, acts by any governmental or similar agency (de jure or de facto), or other cases of force majeure or circumstances beyond Onshore Custody Agent´s control. Only the assets of Onshore Custody Agent shall be used for the purpose of meeting its obligations under this Agreement and the other Loan Documents. No office or branch of Citibank, N.A. (including its head office in the United States) other than the branch of Citibank N.A. established in the Republic of Argentina, and no entity or Person affiliated and/or related to Citibank N.A., shall be liable for performance of the obligations of Onshore Custody Agent under this Agreement and the other Loan Documents. Accordingly, Borrower, each of the Lenders, Administrative Agent and Offshore Custody Agent hereby expressly waive any right to look to or seek payment from or at any office, branch or affiliate of Citibank, N.A. outside of Argentina.

ARTICLE IX

MISCELLANEOUS

Section 9.1      Amendments and Waivers.  Neither this Agreement nor any terms hereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the Loan Documents for the purpose of adding any provisions to this Agreement or the Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Prepayment Event, Potential Event of Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled maturity of the principal of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment or modify the first sentence of Section 2.9, in each case, without the consent of each Lender affected thereby or (ii) waive any condition precedent set forth in Section 3.1 without the consent of each Lender or (iii) amend, modify or waive any provision of this Section 9.1, Section 2.15 or Section 9.7(a) or reduce the percentage specified in the definition of Majority Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of each Lender, or (iv) amend, modify or waive any provision of ARTICLE VII or otherwise affect the rights or duties of the Administrative Agent under this Agreement without the written consent of the Administrative Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and each of their respective successors and permitted assigns.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder, and any Prepayment Event, Potential Event of Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Prepayment Event, Potential Event of Default or Event of Default, or impair any right consequent thereon.

Section 9.2      Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be either (a) in writing (including by telecopy, encrypted or unencrypted, or by e-mail) or (b) as and to the extent set forth in the proviso to this Section 9.2, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or, in the case of telecopy or e-mail notice, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Onshore Custody Agent, and as set forth in the applicable Administrative Agent Questionnaire in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Telecom Argentina S.A.
Avenida Alicia Moreau de Justo 50
Ciudad Autónoma de Buenos Aires
Argentina, C1107AAB
Attention: Marcelo Iribarne
Email: miribarne@teco.com.ar

The Administrative Agent:	Citibank, N.A.
388 Greenwich Street
New York, NY 10013
Attention: Jenny Cheng, Vice President
Email: jenny.cheng@citi.com

The Onshore Custody Agent:	The Branch of Citibank NA established in the Republic of Argentina
Bartolomé Mitre 530, 4th floor
Ciudad Autónoma de Buenos Aires
Argentina, C1036AAJ
Attention: Manuel Tristany / Tomás Servente
Email: manuel.tristany@citi.com ; tomas.servente@citi.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.3 or Section 2.5 shall not be effective until received.

The Administrative Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement and delivered using Electronic Means; provided, however, that the Borrower shall provide to the Administrative Agent an incumbency certificate listing authorized officers and containing specimen signatures of such authorized officers, which incumbency certificate shall be amended by the Borrower whenever a person is to be added or deleted from the listing.  If the Borrower elects to give the Administrative Agent Instructions using Electronic Means and the Administrative Agent in its discretion elects to act upon such Instructions, the Administrative Agent’s understanding of such Instructions shall be deemed controlling.  The Borrower understands and agrees that the Administrative Agent cannot determine the identity of the actual sender of such Instructions and that the Administrative Agent shall conclusively presume that directions that purport to have been sent by an authorized officer listed on the incumbency certificate provided to the Administrative Agent have been sent by such authorized officer.  The Borrower shall be responsible for ensuring that only authorized officers transmit such Instructions to the Administrative Agent and that the Borrower and all authorized officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Borrower.  The Administrative Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Administrative Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction.  The Borrower agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Administrative Agent, including without limitation the risk of the Administrative Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Administrative Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Borrower; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Administrative Agent immediately upon learning of any compromise or unauthorized use of the security procedures.

The Borrower may provide to the Administrative Agent all information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to this Agreement and the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to collectively, as “Communications”), by transmitting the Communications to the Administrative Agent’s electronic mail address: jenny.cheng@citi.com, provided that the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to ARTICLE II and ARTICLE III if such Person has notified the Administrative Agent and the Borrower in writing that it is incapable of receiving notices under such Articles by electronic communication.  In addition, each of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it.  The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Debt Domain or a substantially similar electronic transmission system (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY, TO ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. EACH OF THE BORROWER AND THE LENDERS UNDERSTANDS THAT THE DISTRIBUTION OF MATERIALS AND OTHER COMMUNICATIONS THROUGH AN ELECTRONIC MEDIUM IS NOT NECESSARILY SECURE AND THAT THERE ARE CONFIDENTIALITY AND OTHER RISKS ASSOCIATED WITH SUCH DISTRIBUTION AND AGREES AND ASSUMES THE RISKS ASSOCIATED WITH SUCH ELECTRONIC DISTRIBUTION.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such email address.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.3      No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents and the making of the Loans hereunder.

Section 9.5      Payment of Expenses and Taxes; Indemnity.  The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Onshore Custody Agent and the Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the Loan Documents, including reasonable fees and disbursements of counsel to the Administrative Agent, the Onshore Custody Agent and the Lenders; provided, however, that the obligation of the Borrower to pay or reimburse the expenses covered by this clause (a) shall not exceed the amount previously agreed in writing with the Joint Bookrunners and Lead Arrangers, the Administrative Agent, the Onshore Custody Agent and the Borrower, (b) to pay or reimburse the Administrative Agent, the Onshore Custody Agent and the Lenders for all their reasonable and documented out-of-pocket costs and expenses in connection with any amendment, supplement or modification to this Agreement and the Loan Documents, including the reasonable fees and disbursements of counsel to the Administrative Agent, the Onshore Custody Agent and the Lenders, (c) to pay or reimburse each Lender and the Administrative Agent and the Onshore Custody Agent for all the reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Loan Documents and any such other documents, including the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent and the Onshore Custody Agent, and (d) to pay, indemnify, and hold each Lender, each Joint Bookrunner and Lead Arranger, the Administrative Agent and the Onshore Custody Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed to such Lender, Joint Bookrunner and Lead Arranger, such Administrative Agent or such Onshore Custody Agent arising from this Agreement or the actual or proposed use of the proceeds of the Loans or with respect to the enforcement of this Agreement and any such other documents (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to the Administrative Agent, the Onshore Custody Agent, any Lender or any Joint Bookrunner and Lead Arranger with respect to any Indemnified Liabilities arising from the gross negligence or willful misconduct of the Administrative Agent, the Onshore Custody Agent, such Lender or such Joint Bookrunner and Lead Arranger, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction.  To the extent permitted by Applicable Law, no Party hereto shall assert, and each such Party hereby waives, any claim against any other Party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that, nothing in this Section 9.5 shall relieve the Borrower of any obligation it may have to indemnify a Lender, Joint Bookrunner and Lead Arranger, the Administrative Agent or the Onshore Custody Agent against special, indirect, consequential or punitive damages asserted against such Lender, Joint Bookrunner and lead Arranger or Administrative Agent by a third party except, in respect of such indemnification obligation, where such damages arise from the gross negligence or willful misconduct of such Lender, such Joint Bookrunner and Lead Arranger, the Administrative Agent

or the Onshore Custody Agent, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction.  This Section 9.5 shall not apply with respect to any Taxes other than any Taxes that represent losses, claims, charges, etc. arising from any non-Tax claim.  The agreements in this Section 9.5 shall survive the resignation and removal of the Administrative Agent or the Onshore Custody Agent and the repayment of the Loans and all other amounts payable hereunder.

Section 9.6      Successors and Assigns; Participations and Assignments.

(a)        This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Onshore Custody Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        Any Lender, in the ordinary course of its commercial banking business and in accordance with applicable law, may at any time sell to one or more banks or other entities (“Participants”) participating interests in any portion of the Loan owing to such Lender, the Commitment of such Lender or any other interest of such Lender hereunder.  Each Lender that sells a participation pursuant to this Section shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s participation interest with respect to the Loans (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitment, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  Any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loan.  The entries in the Participant Register shall be prima facie evidence of, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of, a participation with respect to the Loans for all purposes under this Agreement, notwithstanding any notice to the contrary. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain sole right and responsibility to enforce the obligations of the Borrower hereunder, including the right to approve any amendment, modification or waiver of any provision of this

Agreement; provided that such participation agreement may provide that such Lender will not agree to any amendment, modification or waiver described in Section 9.1(b)(i) or (b)(ii) without the consent of the Participant.  The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of a Prepayment Event or an Event of Default, each Participant shall, to the maximum extent permitted by Applicable Law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if it were a Lender hereunder.  Any Participant exercising such right of setoff shall promptly provide notice to the Borrower and the Administrative Agent of such setoff; provided, however, that the failure by any Participant to provide such notice to the Borrower or the Administrative Agent shall not give the Borrower any cause of action or right to damages or any other remedy against such Participant, any Lender or the Administrative Agent, except as otherwise provided by law.  The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.11, Section 2.12 and Section 2.13 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that (x) no Participant shall be entitled to receive any greater payment under Section 2.11 and Section 2.12, with respect to any participation, than its participating Lender would have been entitled to receive, (y) such Participant shall not be entitled to any benefit under Section 2.12 unless Borrower is notified of the participation sold to such Participant and such Participant agrees to comply with the obligations in Section 2.12(f) and Section 2.12(g) and (z) such Participant agrees to be subject to the provisions of Section 2.14 as if it were an Assignee.

(c)        Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any other existing Lender or an Affiliate, Subsidiary or successor of an existing Lender that is a bank or a financial institution or to another bank or financial institution all or any part of its rights and obligations under this Agreement and the other Loan Documents to (i) any Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” upon five Business Days’ advanced written notice to the Administrative Agent, and (ii) any Person meeting the criteria of clause (ii) or clause (iii) of the definition of the term “Eligible Assignee” upon ten Business Days’ advanced written notice to Borrower and Administrative Agent and, with respect to this clause (ii), with the prior written consent of each of the Borrower (such consent not to be (x) unreasonably withheld or delayed, provided that if the Borrower has not notified the assigning Lender and the Administrative Agent of its consent of such assignment within ten (10) Business Days from receipt of a request for consent from the assigning Lender or the Administrative Agent, the Borrower shall be deemed to have given its consent to the proposed assignment, or, (y) required at any time an Event of Default shall have occurred and then be continuing) (each Person under (i) or (ii), an “Assignee”); provided that each such assignment pursuant to (i) shall be in an aggregate amount of not less than (A) $10,000,000, (B) such lesser amount as agreed to by Borrower and Administrative Agent (acting upon the direction of the Majority Lenders), or (C) the aggregate outstanding amount of the Loans of the assigning Lender.  Any assignment of all or any part of a Lender’s rights and obligations under this Agreement and the other Loan Documents shall be made pursuant to an Assignment and Acceptance.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such

Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights, benefits and obligations of a Lender hereunder as set forth therein; provided that no Assignee shall be entitled to receive any greater amount pursuant to Section 2.11, Section 2.12 and Section 2.13 than the Lender assigning such rights and obligations would have been entitled to receive in respect of the rights and obligations assigned to such Assignee had no such assignment occurred (unless, in the case of Section 2.11 or Section 2.13, the Borrower has consented to such assignment), unless such assignment was made at a time when the circumstances giving rise to such increased cost did not exist; provided further that, no Assignee shall be entitled to receive any greater amount pursuant to Section 2.12 than the amount payable under Section 2.12 to an Assignee as to which interest payments hereunder would be subject to tax at the then-applicable rate to a Qualifying Bank, (y) the assigning Lender thereunder shall, solely to the extent that its rights and obligations hereunder have been assigned to the assignee, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.11, Section 2.12, Section 2.13 and Section 9.5 with respect to facts and circumstances occurring prior to the effective date determined pursuant to such Assignment and Acceptance) and (z) the commitments of the Lenders hereunder shall be modified to reflect any commitment of such Assignee and any commitment of such assigning Lender, if any.

(d)       The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement,.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)        Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, when required by Section 9.6(c), acknowledged by the Administrative Agent and consented by the Borrower), any required forms and certificates regarding tax matters, and any fees payable in connection with such assignment and payment by the assigning Lender to the Administrative Agent of a registration and processing fee of $3,500 (which registration and processing fee the Administrative Agent may, in its sole discretion, elect to waive), the Administrative Agent shall (i) promptly acknowledge such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding commitments or Loans; provided that any Assignee that is then a Lender or an Affiliate, subsidiary or successor of an existing Lender that is a bank or a financial institution shall not be required to pay the registration and processing fee set forth in this Section.

(f)                                The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee that has agreed in writing to comply with the restrictions set forth in Section 9.15 any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its respective Affiliates prior to becoming a party to this Agreement.

(g)                              The parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments of the Loans relate only to absolute assignments and that such provisions do not prohibit pledging and/or granting a security interest in all or any portion of its Loans, the other obligations owed by or to such Lender to secure obligations of such Lender to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender or between the Administrative Agent and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further that in no event shall the applicable Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 9.7                        Adjustments; Set-off.

(a)                               If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loan, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in clause (g), (h) or (i) of ARTICLE VI or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s portion of the Loan, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)                              In addition to any rights and remedies of the Lenders provided by law, if any amount becoming due and payable by the Borrower hereunder or under the Loan Documents (whether at the stated maturity, by acceleration or otherwise) is not paid when due, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower, to the extent permitted by applicable law, to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, against any and all of the obligations of the Borrower then existing and matured under this Agreement to such Lender.  Upon exercising such right of set-off, each Lender shall promptly provide notice to the Borrower and the Administrative Agent of such set-off; provided, however, that the failure by any Lender to provide such notice to the Borrower or the Administrative Agent shall not give the Borrower any cause of action or right to damages or any other remedy against such Lender, any other Lender or the Administrative Agent, nor affect the validity of such set-off and application.

Section 9.8                        Counterparts; Effectiveness.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or e-mail transmission of a .pdf copy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 9.9                        Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.10                Integration.  This Agreement and the writings referred to in Section 2.4 represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein.

Section 9.11                GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 9.12                Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:  (a) submits for itself and its Assets in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of any federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New Nork; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CT Corporation System (the “Process Agent”), as the Borrower’s agent in New York City for service of process at its address currently at 111 Eighth Avenue – 13th Floor, New York, New York 10011, or at such other address in New York, New York of which the Administrative Agent shall have been notified in writing by the Borrower; (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.12 any special, exemplary, punitive or consequential damages; and (f) agrees that, to the extent that it or any of its Assets has or hereafter may acquire any right of immunity related to or arising from the transactions contemplated by this Agreement or the Loan Documents, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States of America, Argentina or elsewhere, to enforce or collect upon the Loans, the Loan Documents or any other liability or obligation of the Borrower related to or arising from the transactions contemplated by this Agreement or the Loan Documents, including immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its Assets from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower hereby expressly and irrevocably waives any such immunity and agrees not to assert any such right or claim in any such proceeding, whether in the United States of America or Argentina or elsewhere, except for the immunity referred to in Section 4.23 in respect of Assets used for the performance of a public service.  The appointment of the Process Agent in clause (c) above shall be irrevocable, except that if for any reason the Process Agent appointed in said clause (c) ceases to be able to act as such, the Borrower will, by an instrument reasonably satisfactory to the Administrative Agent, appoint another Person in the Borough of Manhattan as such Process Agent subject to the approval (which approval will not be unreasonably withheld or delayed) of the Administrative Agent (acting at the written direction of the Majority Lenders).

To the extent that the Borrower may, in any action, suit or proceeding brought in any of the courts referred to in this Section 9.12 or a court of Argentina or elsewhere arising out of or in connection with this Agreement or any of the other Loan Documents, be entitled to the benefit of any provision of applicable law requiring any Lender in such action, suit or proceeding to post security for the costs of the Borrower, or to post a bond or take similar action (caution judicatum solvi or excepción de arraigo), the Borrower hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of Argentina or, as the case may be, such other jurisdictions.

Section 9.13                Acknowledgments.  The Borrower hereby acknowledges that:  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement, (b) none of the Administrative Agent or the Lenders has any fiduciary relationship to the Borrower under this Agreement, and the relationship between the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; (c) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates; and (d) it is the policy of the Board of Governors of the Federal Reserve System of the United States of America that extensions of credit by international banking facilities, such as the Loans, may be used only to finance operations outside the United States of America of the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.14                WAIVERS OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.

Section 9.15                Confidentiality.  The Administrative Agent and each Lender agrees that it will hold in confidence, in accordance with the customary practices of such Person, any confidential information provided to such Person pursuant to this Agreement; provided that nothing in this Section 9.15 shall be deemed to prevent the disclosure by the Administrative Agent or any Lender of any such information (a) to any Affiliate, employee, officer, director, accountant, attorney or consultant of such Person, or any auditor, examiner or other Agency, so long as such disclosure is deemed necessary in the reasonable determination of the Administrative Agent or such Lender, as the case may be, for proper administration and/or enforcement of this Agreement or any Loan Document, or in order to comply with any law or regulation or request of an auditor, examiner or other Agency, (b) that has been or is made public by the Borrower or any of its Subsidiaries or affiliates or by any third party without breach of this Agreement or that otherwise becomes generally available to the public other than as a result of a disclosure in violation of this Section 9.15, (c) that is or becomes available to any such Person from a third party not known to such person to be subject to confidentiality obligations to the Borrower, (d) that is required to be disclosed by any Requirement of Law, including to any bank examiners or regulatory authorities, (e) that is required to be disclosed by any court, agency, arbitrator or legislative body or (f) subject to the provisions of Section 9.6(f), to any Transferee or proposed Transferee.  Notwithstanding the foregoing and any other provision herein, the Borrower and any Lender (and each employee, representative or other agent of the Borrower and any Lender) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure, if any, of the transactions contemplated by this Agreement, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 9.16                Financial Crime Risk Management Activity.

(a)                               The Borrower hereby agrees and acknowledges that the Lenders may be required to and may take any reasonable action to the extent permitted by Applicable Law, to meet their compliance obligations in connection with the detection, investigation and prevention of Financial Crime (the “Financial Crime Risk Management Activity”).

(b)                              The Lenders may also, subject to the limitations set forth under Applicable Laws, cooperate with local and foreign authorities, through the appropriate channels allowable under Applicable Laws, with respect to Financial Crime Risk Management Activities.

(c)                               The Borrower hereby acknowledges and agrees that, to the extent permissible by law, neither the Lenders nor any other their Affiliates shall be liable to the Borrower or any third party in respect of any damage or loss whether incurred by the Borrower or a third party in connection with the delaying, blocking, suspension or cancelation of any payment or the provision of all or part of the obligations under the Loan Documents, or otherwise required by Applicable Law relating to Financial Crime Risk Management Activity.

Section 9.17                Lending Offices.  Any Lender may at any time change its Lending Office in relation to all or a specified part of its Loan by notifying the Administrative Agent and the Borrower of the fax number, telex number and address of its new Lending Office; provided that such change does not oblige the Borrower to pay any additional amount, cost or expense pursuant to this Agreement, in excess of such additional amount, cost or expense, as the case may be, that the Borrower would otherwise have been obliged to pay.

Section 9.18                USA Patriot Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

Section 9.19                Judgment Currency.  To the fullest extent permitted by law: (a) if, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder from a currency (the “Original Currency” into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, such conversion shall be done at the exchange rate used on the Business Day preceding that day on which final judgment is given and (b) the obligations of the Borrower in respect of any sum due from it to the Administrative Agent or the Lenders shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the Lenders of any sum adjudged to be due hereunder in the Other Currency the Administrative Agent or the Lenders may in accordance with normal banking procedures purchase and transfer the Original Currency to New York City with the amount of the Other Currency so adjudged to be due, and the Borrower agrees, as a separate obligations and notwithstanding any such judgment, to indemnify the Administrative Agent and the Lenders against, and to pay the Administrative Agent and the Lenders on demand, in the Original Currency, the amount (if any) by which the sum originally due to the Administrative Agent and the Lenders in the Original Currency hereunder exceeds the amount of the Original Currency so purchased and transferred.

Section 9.20                Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                               the applicable of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                              the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                  a reduction in full or in part or cancellation of any such liability;

(ii)                              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Schedule 2.1.(a)

Commitments

Lender	Commitment
Citibank, N.A.	$200,000,000
HSBC México, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC	$200,000,000
Industrial and Commercial Bank of China Limited	$200,000,000
JPMorgan Chase Bank, N.A.	$200,000,000
Banco Santander, S.A.	$200,000,000
Total	$1,000,000,000

Schedule 5.3.(a)

Existing Security

Schedule 5.3(a)

Existing Security

None.

Schedule 5.13

Transaction with Affiliates

CLIENTS	Service

ARTE GRAFICO EDITORIAL ARGENTINO S.A.	CATV, Internet
ARTE RADIOTELEVISIVO ARGENTINO S.A.	CATV, Internet
ARTES GRAFICAS RIOPLATENSE S.A.	CATV, Internet
CANAL RURAL SATELITAL S.A.	CATV, Internet and Advertising
COMPAÑÍA DE MEDIOS DIGITALES (CMD) S.A.	CATV, Internet
COMPAÑÍA INVERSORA EN MEDIOS DE COMUNICACION S.A.	CATV, Internet
CUSPIDE LIBROS S.A.	CATV, Internet
DIARIO LOS ANDES HNOS. CALLE S.A.	CATV, Internet
GC GESTION COMPARTIDA S.A.	CATV, Internet
GRUPO CLARIN S.A. / CABLEVISION HOLDING S.A.	Financial loans
LA VOZ DEL INTERIOR S.A.	CATV, Internet
MAS LOGISTICA S.A.	CATV, Internet
PAPEL PRENSA S A I C F Y DE M	Internet
POLKA PRODUCCIONES S.A.	CATV, Internet
RADIO MITRE S.A.	CATV, Internet and Advertising
TELE RED IMAGEN S.A.	CATV, Internet
TELECOR S.A.C.I.	CATV, Internet
TELEDIFUSORA BAHIENSE S.A.	CATV, Internet
UNIR S.A.	CATV, Internet
UTE FEASA	CATV, Internet

CONTENTS (Suppliers)	Service

ARTE RADIOTELEVISIVO ARGENTINO S.A.	Programming / Coproduction
CANAL RURAL	Programming
TELE RED IMAGEN S.A.	Programming
POLKA PRODUCCIONES S.A.	Coproduction
RADIO MITRE S.A.	Programming

ADMINISTRATIVE (Suppliers)	Service
GC GESTION COMPARTIDA S.A.	Advisory Service, Collection Fee

ADVERTISING/OTHERS (Suppliers)	Service

ARTE GRAFICO EDITORIAL ARGENTINO S.A.	Advertising, Perk Program “Clarín 365” for Cablevision’s Employees
ARTES GRAFICAS RIOPLATENSE S.A.	Magazzine’s Edition and Distribution
ARTE RADIOTELEVISIVO ARGENTINO S.A.	Advertising
COMPAÑÍA DE MEDIOS DIGITALES (CMD) S.A.	Advertising
COMPAÑÍA INVERSORA EN MEDIOS DE COMUNICACIÓN CIMECO S.A.	Advertising
CUSPIDE LIBROS S.A.	Advertising
DIARIO LOS ANDES HNOS. CALLE S.A.	Commercial Servicies
IMPRIPOST TECNOLOGIAS S.A.	Invoices’ Printing and Enveloping
LA VOZ DEL INTERIOR S.A.	Advertising
MAS LOGISTICA S.A.	Distribution
TELECOR S.A.C.I.	Advertising
UNIR S.A.	Invoices’s Distribution, and Logistics

Exhibit A

Form of Assignment and Acceptance

Reference is made to the $1,000,000,000 offer to enter into a Loan Agreement, dated as of February [•], 2018 (the “Offer”, and as accepted on February [•], 2018 by the Lenders and the Administrative Agent, as governed in accordance to the terms set forth in Annex I thereto, the “Agreement”) by Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), to the Lenders and Citibank, N.A., as Administrative Agent.  Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

__________________ (the “Assignor”) and ___________________ (the “Assignee”) agree as follows:

1.                                    The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), a ____% interest (the “Assigned Interest”) in and to all of the Assignor’s rights and obligations under the Agreement with respect to the credit facility contained in the Agreement (including, to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Agreement) as set forth on Schedule 1 (the “Assigned Facility”), in a principal amount for the Assigned Facility as set forth on Schedule 1.

2.                                    The Assignor:  (a) represents and warrants that the assignment meets all the requirements of Section 8.6 of the Agreement (subject to such consents, if any, as may be required under Section 8.6 of the Agreement) (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim, (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of the Borrower’s Subsidiaries or any other obligor or the performance or observance by the Borrower or any of the Borrower’s Subsidiaries or any other obligor of any of their respective obligations under the Agreement or any other instrument or document furnished pursuant thereto and [(d)] agrees that it will pay to the Administrative Agent on or before the Effective Date, an assignment fee in an amount of $3,500.

3.                                    The Assignee:  (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance, (b) represents and warrants that it meets all the requirements to become an assignee under Section 8.6 of the Agreement (subject to such consents, if any, as may be required under Section 8.6 of the Loan Agreement) (c) confirms that it has received a copy of the Agreement, together with copies of the financial statements delivered pursuant to Section 5.1(b) and Section 5.1(c) of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance, (d) agrees that it will, independently and without reliance upon the Administrative

Agent, the Joint Bookrunners and Lead Arrangers or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement or any other instrument or document furnished pursuant thereto, (e) agrees that it will be bound by the provisions of the Agreement and will perform in accordance with its terms all the obligations which by the terms of the Agreement are required to be performed by it as a Lender, and (f) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement or other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto.

4.                                    The effectiveness of the Assignment shall be subject to: (a) receipt by Assignor and Assignee of the consent of Borrower if required pursuant to Section 8.6(c)(ii) of the Agreement, (b) payment of any fees or other amounts due pursuant to Section 8.6 of the Credit Agreement, and (c) delivery of any required forms and certificates regarding Tax matters.

5.                                    The effective date of this Assignment and Acceptance shall be [•] (the “Effective Date”).  Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Administrative Agent who, upon receiving such execution by the Assignor and the Assignee, shall record this Assignment and Acceptance pursuant to Section 8.6(c) of the Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five (5) Business Days after execution hereof by all of the required parties).

6.                                    Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee for such amounts which have accrued subsequent to the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Borrower for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

7.                                    From and after the Effective Date, (a) each reference in the Agreement to “Lender” or “Lenders” shall be deemed to include the Assignee, (b) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof, and (c) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement with respect to the Assigned Facility (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an Assigning Lender’s rights and obligations under the Agreement, such Assigning Lender shall cease to be a party to the Agreement).

This Assignment and Acceptance shall be governed by and construed in accordance with the law of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

To Assignment and Acceptance

Name of Assignor:
Name of Assignee:
Effective Date of Assignment:

Principal

Amount Assigned

$

[Name of Assignee]

By
Name:
Title:

[Name of Assignor]

By
Name:
Title:

Acknowledged:

Citibank, N.A.

Administrative Agent

By
Name:
Title:

[Consented to:

Telecom Argentina S.A.

By
Name:
Title:] [2][1]

[Signature Page of Schedule I to the Assignment and Acceptance]

1                                           To be added only if the consent of the Borrower is required by the terms of the Agreement.

Exhibit B

Form of Notice of Borrowing

[LETTERHEAD OF TELECOM ARGENTINA S.A.]

[•]

[Administrative Agent]
[Address]

Attn:  [•]

Email:  [•]

Ladies and Gentlemen:

The undersigned, Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), refers to the $1,000,000,000 offer to enter into a Loan Agreement, dated as of February [•], 2018 (the “Offer”, and as accepted on February [•], 2018 by the Lenders and the Administrative Agent, as regulated and governed in accordance to the terms set forth in Annex I thereto, the “Agreement”) by the Borrower, to the Lenders and Citibank, N.A., as Administrative Agent, hereby gives you irrevocable notice, pursuant to Section 2.3 of the Agreement that the undersigned hereby requests a Borrowing under the Agreement, and in connection therewith sets forth below the information relating to such Borrowing as required by Section 2.3 of the Agreement:

(1)                              The Business Day of the Borrowing Date is [•].

(2)                              The amount of the Borrowing is $[•],000,000 ([•] million United States Dollars).

(3)                              The Interest Period shall be: [three/six] months.

Furthermore, the Borrower requests that such funds borrowed be deposited according to the following payment instructions:

Beneficiary	Name
Address
City
Country
Bank of Intermediary	Name
ABA
Swift Code
Address
City, State

Bank of Beneficiary	Name
Account
Swift Code
Address
City
Country
Beneficiary Account	C.B.U.
CUIT
Transfer Currency
Please send confirmation details to: [•]

For call-back confirmation and if you should have any questions or comments regarding this loan request, please do not hesitate to contact the [signatory/signatories] below or (in order of preference):  [•]

Delivery of an executed counterpart of this Notice of Borrowing and any other notice in connection herewith by telecopier or electronic mail shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

[Signature page follows]

Very truly yours,

Telecom Argentina S.A.

By:
Title:
Address:
Telephone No.:
Fax No.:
E-mail:

By:
Title:
Address:
Telephone No.:
Fax No.:
E-mail:

Exhibit C

Selection Notice

[LETTERHEAD OF TELECOM ARGENTINA S.A.]

[•]

[Administrative Agent]
[Address]

Attn:  [•]

Email:  [•]

Ladies and Gentlemen:

The undersigned, Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), refers to the $1,000,000,000 offer to enter into a Loan Agreement, dated as of February [•], 2018 (the “Offer”, and as accepted on February [•], 2018 by the Lenders and the Administrative Agent, as regulated and governed in accordance to the terms set forth in Annex I thereto, the “Agreement”) by the Borrower, to the Lenders and Citibank, N.A., as Administrative Agent, hereby gives you irrevocable Selection Notice, pursuant to Section 2.3(b) of the Agreement in relation to the Interest Period ending on [•].

We request that the next Interest Period for the Loan be [three/six] months.

For call-back confirmation and if you should have any questions or comments regarding this Selection Notice, please do not hesitate to contact the [signatory/signatories] below or (in order of preference):  [•]

Delivery of an executed counterpart of this Selection Notice and any other notice in connection herewith by telecopier or electronic mail shall be effective as delivery of an original executed counterpart of this Selection Notice.

Very truly yours,

Telecom Argentina S.A.

By:
Title:
Address:
Telephone No.:

Fax No.:
E-mail:

By:
Title:
Address:
Telephone No.:
Fax No.:
E-mail:

Exhibit D

Form of Officer’s Certificate of the Borrower

[•], 2018

To:  [•],

as Administrative Agent
Address

Ladies and Gentlemen:

I refer to the $1,000,000,000 offer to enter into a Loan Agreement, dated as of February [•], 2018 (the “Offer”, and as accepted on February [•], 2018 by the Lenders and the Administrative Agent, as regulated and governed in accordance to the terms set forth in Annex I thereto, the “Agreement”) by Telecom Argentina S.A., a sociedad anónima organized and existing under the laws of Argentina (the “Borrower”), to the Lenders and Citibank, N.A., as Administrative Agent.  Terms defined and references construed in the Agreement have the same meaning and construction in this Certificate.

I am a duly authorized officer of the Borrower and I hereby certify as follows:

1.                                    I am duly authorized to give this Certificate.

2.                                    Organizational Documents:  Attached as Exhibit A to this Certificate and signed or initialed by me for the purpose of identification is a true, complete and up-to-date copy of the Borrower’s organizational documents as amended from time to time and in effect when it signed the Agreement and on the date of this Certificate.

3.                                    Due Authorization:  Attached as Exhibit B to this Certificate and signed or initialed by me for the purpose of identification is a true and complete copy of the minutes (or copies of public deeds containing such minutes) of the duly convened meeting of the board of directors of the Borrower duly held on [•], 2018, at which a duly constituted quorum of directors was present and voting throughout and at which the resolutions set out in the minutes were duly passed.  Each of those resolutions remains in full force and effect without modification.

4.                                    Incumbency:  Each person who signed the Agreement on behalf of the Borrower was a duly authorized signatory of the Borrower when the Agreement was entered into.  Attached as Exhibit C to this Certificate and signed or initialed by us for the purpose of identification is a list of the names and titles, and specimen of the signatures, of the persons who are at the date of this Certificate officers of the Borrower and who (either individually or with others, as provided in the resolutions) signed the Agreement and/or are authorized to give all communications and take any other action required under or in connection with the Agreement on behalf of the Borrower.

5. Material Adverse Effect: Since September 30, 2017, no Material Adverse Effect has occurred.

6. Representation and Warranties: Each of the representations and warranties made by the Borrower in or pursuant to the Agreement are: (i) if such representation or warranty is qualified as to materiality or by reference to the existence of a Material Adverse Effect, true and correct to the extent of such qualification on and as of the date hereof (except for such representations and warranties which are expressly stated to have been made on and as of an earlier date, which were true and correct to the extent of such qualification on and as of such earlier date); or (ii) if such representation or warranty is not so qualified, true and correct in all material respects on and as of the date hereof (except for such representations and warranties which are expressly stated to have been made on as of an earlier date, which were true and correct in all material respects on and as of such earlier date).

7. No Default: No Potential Event of Default, Event of Default or Prepayment Event has occurred and is continuing.

IN WITNESS WHEREOF, I have signed this Certificate as of the date first written above.

By:
Name:
Title:

Exhibit E

Form of Check

Exhibit F

Form of Legal Opinion of Errecondo, González & Funes
special Argentine counsel to the Borrower

[•], 2018

Citibank, N.A., as Administrative Agent,

Citibank, N.A., HSBC México, S.A. Institución De Banca Múltiple, Grupo Financiero HSBC, Industrial and Commercial Bank of China Limited, JPMorgan Chase Bank, N.A., and Banco Santander, S.A., as Lenders,

Citigroup Global Markets Inc., HSBC México, S.A., Institución De Banca Múltiple, Grupo Financiero HSBC, Industrial and Commercial Bank of China Limited, JPMorgan Chase Bank, N.A. and Santander Investment Securities Inc. as Joint Bookrunners and Lead Arrangers.

Offer Telecom No.1/2018, dated January [•], 2018 (the “Offer”).

Ladies and Gentlemen,

This opinion is furnished to you pursuant to Section 3.1(f)(i) of the Annex I of the Offer in connection with certain U.S.$1,000,000,000 term loan agreement dated as of [•], 2018 (the “Term Loan Agreement”), entered into by and among the Company, as borrower, Citibank, N.A., HSBC México, S.A., Institución De Banca Múltiple, Grupo Financiero HSBC, Industrial and Commercial Bank of China Limited, JPMorgan Chase Bank, N.A. and Banco Santander, S.A. (the “Lenders”), Citigroup Global Markets Inc., HSBC México, S.A., Institución De Banca Múltiple, Grupo Financiero HSBC, Industrial and Commercial Bank of China Limited, JPMorgan Chase Bank, N.A. and Santander Investment Securities Inc. (the “Joint Bookrunners and Lead Arrangers”) and Citibank, N.A. as administrative agent (the “Administrative Agent”). Capitalized terms used and not otherwise defined herein are used in this opinion letter as defined in the Term Loan Agreement.

We have acted as special Argentine counsel of Telecom Argentina S.A. (the “Company”) in connection with the preparation, execution and delivery of the following:

a)                                    the Offer;

b)                                   the Acceptance Letter, dated January [•], 2018 (and together with the Offer, the “Acceptance Letter”);

c)                                    the fee letter delivered by Joint Bookrunners and Lead Arrangers to the Borrower, and accepted by the Borrower on [•], 2018, and the fee letter delivered by the Administrative Agent to the Borrower and accepted by the Borrower dated on [•], 2018 (the “Fee Letters”);

d)                                  the form of payment checks for deposit (cheque de pago diferido no a la orden y cruzado) to be issued by the Borrower, duly executed in favor of the Administrative Agent and delivered to the Onshore Custody Agent, pursuant to the Term Loan Agreement (the “Checks”).

e)                                    a copy of the By-laws (Estatutos Sociales) of the Company, as amended and supplemented in effect as of the date hereof;

f)                                     a copy of the minute of the Borrower’s Board of Directors’ meeting No.367, passed on January 31, 2018 approving the execution of the Loan Documents, and the transactions contemplated thereby;

g)                                   a copy of the Preliminary Merger Agreement between Telecom Argentina S.A., Sofora Telecomunicaciones S.A., Nortel Inversora S.A. and Telecom Personal S.A. (the “Telecom Internal Merger”), dated March 31, 2017 (the “Preliminary Telecom Internal Merger Agreement”);

h)                                   a copy of the Merger Prospectus (Prospecto de Fusión por Absorción), dated May 11, 2017, filed before the CNV on the aforementioned date (the “Telecom Internal Merger Prospectus”);

i)                                       a copy of the minute of the General Ordinary and Extraordinary Shareholders´ Meeting of the Borrower dated May 23, 2017, a copy of the minute of the General Ordinary and Extraordinary Shareholders´ Meeting of Nortel Inversora S.A. dated May 22, 2017; a copy of the minute of the Preferred Class B Shareholders´ Special Meeting of Nortel Inversora S.A. dated November 10, 2017; a copy of the minute of the Common Shareholders´ Special Meeting of Nortel Inversora S.A. dated November 10, 2017, a copy of the minute of the General Extraordinary Shareholders´ Meeting of Sofora Telecomunicaciones S.A. dated May 22, 2017; and a copy of the minute of the General Ordinary and Extraordinary Shareholders´ Meeting of Telecom Personal S.A. dated May 23, 2017, in all cases approving the Telecom Internal Merger (collectively, the “Telecom Internal Merger Corporate Approvals”);

j)                                       a copy of the resolution No.2017-4545-APN-ENCOM#MM granted by the Ente Nacional de Comunicaciones (“ENACOM”), dated November 24, 2017 approving, among others, the Telecom Internal Merger (the “ENACOM Telecom Internal Merger Authorization”);

k)                                   a copy of the Definitive Merger Agreement (Compromiso Definitivo de Fusión) between Telecom Argentina S.A., Sofora Telecomunicaciones S.A., Nortel Inversora S.A. and Telecom Personal S.A., dated November 13, 2017 (the “Definitive Telecom Internal Merger Agreement”;

l)                                       a copy of the Preliminary Merger Agreement between Telecom Argentina S.A. and Cablevisión S.A. (the “Telecom/CV Merger” and, together with the “Telecom Internal Merger”, the “Mergers”), dated June 30, 2017 (the “Preliminary Telecom/CV Merger Agreement”);

m)                               a copy of the Telecom/CV Merger Prospectus (Prospecto de Fusión por Absorción), dated August 18, 2017, filed before the CNV on the aforementioned date (the “Telecom/CV Merger Prospectus”);

n)                                   a copy of the minute of the General Ordinary and Extraordinary Shareholders´ Meeting of the Borrower dated August 31, 2017, and a copy of the minute of the General Ordinary and Extraordinary Shareholders´ Meeting of Cablevisión S.A. (“CV”), dated August 31, 2017, approving the Telecom/CV Merger (the “Telecom/CV Merger Corporate Approvals”);

o)                                   a copy of the resolution No.5644-E/2017 granted by the ENACOM, dated December 21, 2017 approving (i) the Telecom/CV Merger, (ii) the transfer to the Borrower of all the permits, licenses and authorizations in connection with broadcasting, radioelectric link, including the permissions / frequencies necessary for the provision of broadcasting services by subscription through radioelectric link, the authorizations for the provision of those services in certain areas, the registration of the radio-electric trunking services license and the authorizations and permits for the use of frequencies and the assignments of numbering and signaling resources for the provision of the referred services that are owned by CV, and (iii) the change of control of the Borrower (the “Telecom/CV ENACOM Authorization”); and

p)                                   a copy of the Definitive Merger Agreement (Compromiso Definitivo de Fusión) between Telecom Argentina S.A. and Cablevisión S.A., dated October 31, 2017 (the “Definitive Telecom/CV Merger Agreement”, and together with the Preliminary Telecom Internal Merger Agreement, the Telecom Internal Merger Corporate Approvals, the ENACOM Telecom Internal Merger Authorization, the Definitive Telecom Internal Merger Agreement, the Preliminary Telecom/CV Merger Agreement, the Telecom/CV Merger Corporate Approvals and the ENACOM Telecom/CV Merger Authorization, the “Mergers Authorizations”).

The documents referred to in letters (a) through (c) above, inclusive, are referred to herein collectively as the “Loan Documents”.

In such capacity, we have reviewed the Loan Documents (or copies thereof) and made such examination of law as we have considered appropriate to give the opinions set forth below, and we have also reviewed and examined originals or conformed copies of such corporate records, agreements and instruments, certificates of public officials and such other documents and records (including, without limitation, the Estatutos), and such matters of law, as we have deemed appropriate as a basis for the opinions set forth below.

In giving the opinions set forth below, we have made the following assumptions:

(i)                                 that all Loan Documents (and all copies referred to in the preceding paragraph) submitted to us as copy or specimen documents conform to their originals;

(ii)                             that each of the parties to the Loan Documents has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and the Checks, as the case may be, and that all Loan Documents, have been, or will be, as the case may be, validly authorized, executed and delivered by the parties thereto (in all cases, other than the Borrower);

(iii)                         that each of the parties to the Loan Documents will perform its duties under the Loan Documents to which it is a party reasonably and in good faith in taking any action, exercising any discretion and making any determination thereunder;

(iv)                         that each of the parties to the Loan Documents (other than the Borrower) is not an Argentine tax resident;

(v)                             that the signatures of the parties to the Loan Documents submitted to us in connection with this opinion are genuine and correspond to the person(s) executing each such document on behalf of the party whose name(s), as applicable, appear(s) below each such signatures;

(vi)                         that there are no other agreements among any of the parties to the Loan Documents (other than the Loan Documents) that modify or supersede any of the terms of the Loan Documents; and

(vii)                     that each of the Loan Documents is in proper legal form in accordance with the laws of the jurisdiction under which such Loan Documents, have been executed, or will be executed, as the case may be (other than with respect to the Loan Documents governed by Argentine law).

We are licensed to practice law in Argentina. The following opinions are limited to Argentine law as in effect and applied by the courts of Argentina as of the date hereof and are given on the basis that they will be governed by and construed in accordance with Argentine law. We express no opinion as to any laws other than the laws of Argentina in effect as of the date hereof and we have assumed that there is nothing in any other law that affects our opinions below. Likewise, we have made no investigation of the laws of any jurisdiction other than Argentina, and assume that the terms of the Loan Documents governed by the laws of any jurisdiction other than Argentina are in all respects lawful and effective under the law of such jurisdiction.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

1.                                    The Borrower (i) is a corporation (sociedad anónima) duly organized and validly existing under the laws of Argentina as evidenced by its by-laws (estatutos sociales), which have been properly recorded before the Inspección General de Justicia, and (ii) has all requisite corporate power and authority and all governmental licenses, authorizations, permits, consents and approvals necessary to own its assets and carry its business as now being conducted.

2.                                    The Borrower has full power, authority and legal right to make, execute, deliver and perform its obligations under each Loan Document to which the Borrower is a party, and when executed, the Checks, and has taken all corporate or other action necessary to authorize the making, execution, delivery and performance by it of its obligations in such Loan Document and the Checks as has been or will be executed and delivered by the Borrower.

3.                                    The Borrower has duly executed and delivered each of the Loan Documents to which the Borrower is a party. Each of the Loan Documents, and when executed the Checks constitute, or will constitute, as the case may be, the legal, valid and binding obligation of the Borrower and enforceable against its terms.

4.                                    The execution, delivery and performance by the Borrower of the Checks and each of the Loan Documents to which the Borrower is a party, (i) are or will be, as the case may be, within the Borrower’s corporate powers, and have been duly authorized by all necessary corporate action, and (ii) do not, and will not, as the case may be, (a) violate any provision of any Argentine law, rule or regulation applicable to the Borrower, (b) violate any order, writ, injunction or decree of any Governmental Authority or any arbitral award in Argentina applicable to it of which we have knowledge, (c) result in a breach of, or constitute a default under, any agreement or instrument to which the Borrower is a party, or (d) contravene the by-laws (Estatutos) or organizational documents of the Borrower.

5.                                    No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Argentine Governmental Authority is required to authorize, or is required in connection with, (x) the execution, delivery and performance of each of the Loan Documents and the Checks or (y) the legality, validity, enforceability or binding effect of the Loan Documents and the Checks.

6.                                    The choice of New York law to govern the Term Loan Agreement and the Fee Letters, to the extent valid and binding under New York law, will be recognized and enforceable in Argentina, and an Argentine court would give effect to such choice of law in any action, suit or proceeding arising out of, or otherwise relating to, the Term Loan Agreement and the Fee Letters.

7.                                    The appointment by the Borrower of an agent in New York to accept service of process in New York in connection with the Term Loan Agreement and the Fee Letters is a valid and binding appointment by the Borrower.

8.                                    The submission by the Borrower in the Term Loan Agreement and the Fee Letters to

the general jurisdiction of the courts of the State of New York, County of New York and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, is, under the laws of Argentina, valid and effective and irrevocably binding on the Borrower. In the event that a judgment of any competent court located outside Argentina for the payment of money were rendered against the Borrower in respect of any obligation arising out of or in relation to any Loan Document to which the Borrower is a party, such judgment would be enforced by the courts of Argentina against the Borrower without a further review on the merits; provided, however, that enforcement of foreign judgments against the Borrower in the competent courts sitting in the City of Buenos Aires is subject to compliance with the requirements of Articles 517 through 519 of Argentine Law No. 17,454, as amended (National Code of Civil and Commercial Procedures), namely, that:

(i)                                  the judgment, which must be final in the jurisdiction where rendered, was issued by a court competent in accordance with the Argentine laws regarding conflicts of laws and jurisdiction, and result from a personal action, or an in rem action with respect to personal property which was transferred to Argentine territory during or after the prosecution of the foreign action;

(ii)                              the defendant against whom enforcement of the judgment is sought was personally served with the summons and, in accordance with due process of law, was given an opportunity to defend against the foreign action;

(iii)                          the judgment must be valid in the jurisdiction where rendered and its authenticity must be established in accordance with the requirements of Argentine law;

(iv)                          the judgment does not violate the principles of public policy of Argentine law (no provision of the Loan Documents being, in our opinion, contrary to such principles); and

(v)                              the judgment is not contrary to a prior or simultaneous judgment of an Argentine court.

9.                                    Under current laws in Argentina, payments under any Loan Documents, the Checks and the proceed of any judgement obtained in respect of any Loan Document and/or the Checks, as the case may be, may be remitted out of the Republic of Argentina in U.S. Dollars without restriction and without the need to obtain any consent, approval, license or permission of any Person or Government Authority and all amounts payable by the Borrower under each Loan Documents and the Checks to which it is a party may be paid in the currency in which these amounts are expressly stated to be payable.

10.                            It is not necessary for the Lenders (or the Administrative Agent on behalf of them), in order to enforce any of their rights under any of the Loan Documents and the Checks, to be registered, licensed, subject to taxation, be required to make any filing with any court or governmental authority, or otherwise qualified to carry on business in Argentina (or any political subdivision of Argentina) solely by reason of the execution, delivery or enforcement of any of the Loan Documents and the Checks, as the case may be.

11.                            No foreign party to the Loan Documents is or will be deemed to be resident, domiciled or carrying on business in Argentina by reason only of the execution, delivery, performance or enforcement of any of the Loan Documents or be subject to tax or tax filing obligations, solely as a result of the execution and delivery of the Loan Documents or the enforcement thereof. However, to the extent that the transactions to be carried out by any foreign party pursuant to the Loan Documents, when considered together with any other transaction carried out by such party in Argentina, could be considered the carrying out of activities in Argentina on a regular basis, then such foreign party, in order to enforce its rights under the Loan Documents, may be required to register with the Public Registry of Commerce in accordance with Section 118 of the Argentine General Companies Law No. 19,550, as amended, and comply with certain information requirements under Resolution 7/2015, as amended, of the Public Registry of Commerce with jurisdiction in the City of Buenos Aires (Inspección General de Justicia).

12.                            The Borrower is subject to civil and commercial law with respect to its obligations under the Loan Documents. The execution, delivery, and performance by the Borrower of the Loan Documents and the Checks constitute private and commercial acts rather than public or governmental acts. Neither the Borrower nor any of its properties, assets or revenues, to the extent located in Argentina: (i) enjoys any right of immunity from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off, or execution of a judgment or from any other legal process or remedy relating to its obligations under the Loan Documents and the Checks, or (ii) has any immunity from the jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) relating in any way to the Loan Documents and the Checks under the laws of Argentina; in all cases, except for such properties or assets used for the performance of a public service.

13.                            The obligations of the Borrower under the Loan Documents and the Checks with respect to the Lenders and the Administrative Agent do rank, and will rank, at least pari passu in priority of payment and in all other respects with all other senior unsecured indebtedness for borrowed money of the Borrower.

14.                            As of the date hereof, each of the Lenders and the Administrative Agent is entitled to sue as a plaintiff in an Argentine court for the enforcement of its respective rights under each of the Loan Documents and the Checks and such access to the courts of Argentina would be on the same terms as are available to residents and citizens of Argentina (provided, that an official translation by an Argentine sworn public translator into the Spanish language of any document in any language other than Spanish is required to bring an action thereon in the courts of Argentina), and it is not necessary, in order to ensure the legality, validity, enforceability or priority of the Loan Documents and the Checks under the laws of Argentina or to establish the admissibility into evidence of the Loan Documents or the Checks in any court of Argentina, that any such documents be submitted to, filed or recorded with, any court or other Governmental Authority in Argentina or that any stamp, registration or similar transaction tax be paid on or in respect of any such documents to any Governmental Authority in Argentina, except that: (i) the filing of claims with the Argentine judicial system is subject to payment of taxes collected to fund the court system, which taxes must be paid by the person filing a claim in court and which rates vary from one jurisdiction to another (the current applicable rate in the city of Buenos Aires being 3% of the amount claimed); and (ii) pursuant to Law 26,589 and other ancillary regulations (as amended), including laws and regulations regarding mediations in the City of Buenos Aires, certain mediation procedures must be exhausted prior to the initiation of lawsuits in Argentina, with the exception -among others- of bankruptcy and summarized foreclosure proceedings (which include the enforcement of foreign judgments), in which cases mediation remains optional for the plaintiff.

15.                            No stamp tax, duty, registration, documentary or similar tax is payable on the Loan Documents and the Checks.

16.                            There are no Taxes imposed either (i) on or by virtue of the Loan Documents, the Checks and the borrowings thereunder (the “Transactions”), their enforcement or admissibility into evidence or (ii) on any payment to be made by the Borrower pursuant to any Loan Document, except that:

a.             all payments of interest under the Loan Documents or the Checks by the Borrower to a Lender which makes and maintains its loan through a lending office located outside Argentina are subject to withholding of Argentine income tax at a rate of: (i) 15.05% on the amount of each such interest payment with respect to each Lender that is a bank or financial institution controlled by the respective central bank or similar authority, located in jurisdictions (x) other than those considered as non-cooperative or of low or null taxation (no cooperantes o de nula o baja tributación), or (y) that have executed exchange information agreements with Argentina, and do not allow banking, stock market or other type of secrecy pursuant to their domestic law upon an information request of the relevant tax authority; (ii) a lower rate which may be applicable in accordance with tax treaties for the avoidance of double taxation to Lenders located in countries that have such tax treaties in force with Argentina, provided that any such Lenders are entitled to claim for themselves the benefit of such tax treaties for interest payments; or (iii) 35.0% on the amount of each such interest payment if neither of the conditions indicated in clauses (i) and (ii) above are met;

b.            all payments of interest by the Borrower under the Loan Documents and the Checks to any Lender which makes and maintains its Loan through a lending office in Argentina are subject to (i) Argentine income tax at the rate of 30.0% on net income (for profits obtained from tax periods beginning as of January 1, 2018) or at the rate of 25% (for profits obtained from tax periods beginning as of January 1, 2020) payable directly by such Lender;(ii) gross revenues tax in the Argentine jurisdiction where such Lender is located (at the rates applied by each such jurisdiction) and (iii) the tax withholdings and/or collections (retenciones y/o percepciones de impuestos) performed by the Lender or the Borrower under any applicable tax withholding and/or collection regime, as the case may be;

c.             out-of-pocket expenses paid by the Borrower to a non-Argentine resident Lender are not subject to Argentine income tax to the extent that (i) they are duly documented and (ii) they do not relate to services rendered in Argentina nor economically used in Argentina;

d.           all payments of interest under the Loan Documents and the Checks by the Borrower are subject to Argentine value added tax (“VAT”) at an effective rate of (i) 10.5% on the amount of each such interest payment with respect to (x) any foreign Lender that is a bank incorporated in a country where the central bank or similar governmental authority thereof has adopted the international standards approved by the Basel Committee on Banking Regulations and Supervisory Practices or (y) any Lender that is a local licensed financial institution and (ii) 21.0% on the amount of each such interest payment if the lending institution does not comply with the requirements of clause (i) above;

e.             any credit and/or debit in a local checking bank account shall be subject to a tax on credits and debits in checking accounts at a rate of 0.6% according to Argentine Law No. 25,413, as amended, and the implementing regulations thereof contained in Argentine Decree No. 380/2001, as amended, except for any such credits arising from loans granted by a bank and deposited in a checking bank account in a bank located in Argentina;

f.              fees payable to the Administrative Agent under the Loan Documents and the Checks may be subject to VAT at a rate of 21.0% to the extent such fees are paid in consideration for services rendered outside Argentina and economically used therein, and shall not be subject to income withholding tax to the extent such fees are not deemed to be from an Argentine source or are not recharacterized as interest; and

g.            the court system tax mentioned in paragraph 14 above.

17.                            There are no restrictions or requirements currently in effect that limit the availability or transfer of foreign exchange in connection with the performance by the Borrower of its obligations under the Loan Documents; provided however that the Borrower must periodically report its outstanding foreign indebtedness, including without limitation the indebtedness under the Loan Documents, to the Argentine Central Bank in accordance with Communication “A”6401 (as amended from time to time) of the Argentine Central Bank.

18.                            The Checks, when duly executed will meet all the requirements to be considered as a cheque de pago diferido no a la orden y cruzado under Argentine law, and each Check will be issued and registered in accordance with Sections 54 and 55 of Argentine Law No. 24,452, as amended and supplemented from time to time, and, consequently, the Checks shall entitle the Administrative Agent, as payee, to commence executory proceedings (acción ejecutiva) against the Borrower in the applicable courts of the Republic of Argentina.

19.                            All Mergers Authorizations have been granted in connection with the Mergers and are in full force and effect authorizing the Borrower to conduct the combined businesses. Except for the approval of the Comisión Nacional de Defensa de la Competencia (Antitrust Authority) of the Telecom/CV Merger, the administrative conformity of the CNV to the Telecom/CV Merger and the registration of both of the Mergers with the Inspección General de Justicia (Public Registry of Commerce), which as of the date hereof are still pending, all required approvals for the Mergers have been obtained.

In addition to any other qualification expressed above, the opinions set forth above are subject to the following qualifications:

(i)                                 The exercise of the rights under the Loan Documents and the Checks by the parties thereto as well as the enforcement of the Loan Documents and the Checks by the parties thereto may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium, receivership and other similar laws of general application relating to or affecting the Borrower in Argentina. In order for a creditor who has a claim payable outside Argentina (such location, the “foreign jurisdiction”) to file a proof of claim in a bankruptcy proceeding in Argentina in respect of obligations owed to it under the Loan Documents and the Checks, such creditor must certify that a creditor with a claim payable in Argentina could file a proof of claim in a bankruptcy proceeding in the foreign jurisdiction in respect of obligations owed to it; provided that if the Borrower is also declared bankrupt outside Argentina, the creditors who belong to the foreign bankruptcy proceedings will be entitled to claim only on the balance of assets in Argentina left over once all the creditors in the Argentine bankruptcy proceeding have been paid off.

(ii)                             The exercise of the rights under the Loan Documents and the Checks by the parties thereto may be limited by the general principles of applicable law relating to the principle of good faith and non-enforcement of the abusive exercise of rights.

(iii)                         The Term Loan Agreement and the Fee Letters are or will be governed by the laws of the State of New York; any of the provisions of such document which are not enforceable under the laws of the State of New York might not be enforceable in the Argentine courts either.

We undertake no responsibility to notify any addressee hereof of any change in the laws of Argentina after the date hereof. The opinions set forth above are rendered solely for use by the addressees hereof in connection with the transaction described herein and may not be relied upon by any Person other than the addressees hereof and their successors and permitted assigns and participants as provided in the Loan Documents on or after the date hereof (collectively, the “Reliance Parties”). This opinion may be furnished to, but not relied upon by, (i) independent accountants and attorneys acting on behalf of any Reliance Party in connection with the transactions contemplated by the Loan Documents, (ii) any actual or prospective hedge provider, (iii) regulatory authorities having jurisdiction over any Reliance Party, (iv) any other Person pursuant to judicial or governmental order or other legal requirement, and (v) any prospective assignee or participant of the Loan.

Very truly yours,

ERRECONDO, GONZÁLEZ & FUNES

By:
Name: [•]
Title: Partner

Exhibit G

Form of Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP
special New York counsel to the Borrower

[•], 2018

Citibank, N.A., as Administrative Agent under the Credit Agreement referred to below, and each Lender party thereto on the date hereof

Ladies and Gentlemen:

We have acted as special United States counsel to Telecom Argentina S.A., a sociedad anónima organized under the laws of Argentina (the “Borrower”), in connection with the credit agreement evidenced by the Terms and Conditions to the Offer Telecom No. 1/2018 dated as of [•], 2018 (the “Offer Letter”), executed and delivered by the Borrower, and the notice of acceptance of the Offer Letter dated as of [•], 2018 (the “Acceptance Letter” and together with the Offer Letter, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto (each a “Lender”), Citigroup Global Markets Inc., HSBC México S.A., Institución de Banca Múltiple, Grupo Financiero HSBC, Industrial and Commercial Bank of China (Argentina) S.A. and Santander Investment Securities Inc., as Joint Lead Arrangers and Joint Bookrunners, and Citibank, N.A., as Administrative Agent.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.  This opinion letter is furnished pursuant to Section [3.1(f)(ii)] of the Credit Agreement.

In arriving at the opinions expressed below, we have reviewed an executed copy of the Credit Agreement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Borrower in the Credit Agreement).

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.                                    The Credit Agreement has been duly executed and delivered by the Borrower under the law of the State of New York and is a valid, binding and enforceable agreement of the Borrower.

2.                                    The execution and delivery of the Credit Agreement by the Borrower do not, and the performance by the Borrower of its obligations in the Credit Agreement will not, (a) require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States of America or the State of New York that in our experience normally would be applicable to general business entities with respect to such execution, delivery and performance (but we express no opinion relating to the United States federal securities laws, any state securities or Blue Sky laws, or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any rule or regulation under any of the foregoing) or (b) result in a violation of any United States federal or New York State law or published rule or regulation that in our experience normally would be applicable to general business entities with respect to such execution, delivery and performance (but we express no opinion relating to the United States federal securities laws, any state securities or Blue Sky laws, or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any rule or regulation under any of the foregoing).

The foregoing opinions are subject to the following further assumptions and qualifications:

(a)                               Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Borrower or the creation, perfection or transfer of an interest in property, (i) we have assumed that the Borrower and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Borrower regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (ii) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (iii) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.  In addition, certain of the remedial provisions of the Credit Agreement may be further limited or rendered unenforceable by other applicable laws or judicially adopted principles that, however, in our judgment do not make the remedies provided for therein (taken as a whole) inadequate for the practical realization of the principal benefits purported to be afforded thereby (except for the economic consequences of procedural or other delay).

(b)                              With respect to Section 8.12(a) of the Credit Agreement, we express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Credit Agreement where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

(c)                               We note that the designation in Section 8.12(a) of the Credit Agreement of the United States federal courts sitting in the borough of Manhattan as the venue for actions or proceedings relating to such agreements is (notwithstanding the waivers in Section 8.12(b), Section 8.12(f) and Section 8.12, second paragraph, of the Credit Agreement) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

(d)                             We express no opinion as to the enforceability of Section 2.15 of the Credit Agreement relating to currency indemnity.

(e)                               We express no opinion as to the validity or enforceability of Section 8.7(b) of the Credit Agreement relating to the right of set-off to the extent that such section implies that set-off may be made without notice.

(f)                                The enforceability of the waiver of immunities by the Borrower set forth in Section 8.12(f) of the Agreement is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976.

(g)                              Insofar as provisions contained in the Credit Agreement provide for indemnification, the enforcement thereof may be limited by public policy considerations.

(h)                              We express no opinion with respect to the enforceability of any provision of the Credit Agreement that purports to require that payments made by the Borrower thereunder be made without setoff, counterclaim or other defense.

(i)                                  The waivers of defenses contained in Sections 2.15(b) and (c) of the Credit Agreement may be ineffective to the extent that any such defense involves a matter of public policy in New York.

(j)                                  We express no opinion as to the effectiveness of any service of process made other than in accordance with applicable law.

(k)                              We express no opinion with respect to the effect of any mandatory choice of law rules.

(l)                                  Without limiting the generality of the next paragraph, we express no opinion as to the effect (if any) of the law of any jurisdiction, other than the federal law of the United States of America or the law of the State of New York, wherein any Lender may be located or wherein enforcement of the Credit Agreement may be sought.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York that in our experience normally would be applicable to general business entities with respect to the transactions of the type contemplated by the Credit Agreement (other than the United States federal securities laws, any state securities or Blue Sky laws, or the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any rule or regulation under any of the foregoing, as to which we express no opinion).

We are furnishing this opinion letter to you solely for your benefit in connection with the Credit Agreement.  This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose.  Notwithstanding the foregoing, a copy of this opinion letter may be shown to any of your permitted assignees of the Loans under the Credit Agreement, it being understood and agreed that we assume no duty or liability whatsoever to any person furnished this letter in accordance with this paragraph and that any such person is not entitled to rely on this letter in any manner as a result of being furnished this letter or for any other reason.  The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By
Chantal E. Kordula, a Partner